Exhibit 10.6

Execution Version

PANGAEA FOODS, SPC FOR THE ACCOUNT OF

PANGAEA FOODS (CHINA), SP

BK ASIAPAC, PTE. LTD.

AND

THE OTHER PARTIES SIGNATORY HERETO

JOINT VENTURE AND

INVESTMENT AGREEMENT

relating to the Burger King business in China

May 11, 2012

2

39.	CONFLICT WITH ARTICLES	45
40.	NOTICES	45
41.	SETTLEMENT OF DISPUTES AND ARBITRATION	45
42.	COUNTERPARTS	46
43.	NO THIRD PARTY ENFORCEMENT RIGHTS	46
44.	GOVERNING LAW	46
SCHEDULE 1 - A BK CHINA BUSINESS		45
SCHEDULE 1 — B WARRANTIES ON BK CHINA BUSINESS		48
SCHEDULE 2 MASTER FRANCHISE AND DEVELOPMENT AGREEMENT		55
SCHEDULE 3 INITIAL DIRECTORS		56
SCHEDULE 4 DEVELOPMENT AND FRANCHISE AGREEMENTS		57
SCHEDULE 5 CLOSING ARRANGEMENTS		60
SCHEDULE 6 JVC SHAREHOLDINGS		63
SCHEDULE 7 DEED OF ADHERENCE		64
SCHEDULE 8 NOTICE ADDRESSES		68
SCHEDULE 9 TRANSFER TERMS		69
SCHEDULE 10 FAIR PRICE VALUATION		71
SCHEDULE 11 DEFINITIONS AND INTERPRETATION		73

3

AGREEMENT

dated May 11, 2012

PARTIES:

1.                                      Pangaea Foods, SPC for the account of Pangaea Foods (China), SP (the Investor);

2.                                      BK AsiaPac, Pte. Ltd (BKAP);

3.                                      Pangaea Two, LP (PT) and Pangaea Two Parallel, LP (PTP and together with PT, Cartesian); and

4.                                      KRD Kurdoğlu Gıda Sanayi ve Ticaret A.Ş (KRD Kurdoğlu, and together with Cartesian, the Guarantors).

(collectively the Parties and each a Party).

WHEREAS:

(A)                               BKAP is the exclusive licensee of the Burger King Marks and the Burger King System for the Asia Pacific Region and through certain companies incorporated in Hong Kong and the PRC as set out in Part A of Schedule 1-A, BKAP currently operates, directly and through franchisees, the Burger King Restaurants identified on Part B of Schedule 1-A throughout the PRC.

(B)                               The Parties now intend to form a joint venture to which, on the terms and conditions of this Agreement, BKAP contributes the existing BK China Business (including its equity stake in BK Guangzhou) in and the Investor contributes an aggregate amount of US$150 million in cash, payable in three installments, to fund the further growth and expansion of the Burger King Restaurants in the PRC.

(C)                               Now, therefore, the Parties are entering into this Agreement in order to set out the terms and conditions governing their relationship as joint venture partners as follows:

IT IS AGREED:

1.                                      JVC AND EQUITY CONTRIBUTIONS

1.1                               The Parties agree to establish JVC as their joint venture vehicle in accordance with the provisions of this Agreement.

1.2                               As soon as practicable after the date of this Agreement and in any event before Closing, the Investor will establish JVC as a company duly incorporated under the laws of the Cayman Islands. JVC shall not trade or carry on any business in any manner before Closing, except the formation of a 100% owned subsidiary of JVC incorporated in the Cayman Islands.

1.3                               The Investor shall procure that, on or prior to Closing, the JVC shall enter into the JVC Deed of Adherence in the form set out in Part A of Schedule 7.

1.4                               As soon as practicable after the date hereof and in any event before Closing, BKAP shall contribute and transfer to HK Development the entire issued share capital of BKHK and any outstanding shareholder loan owed by BKHK against the issue of such number of HK Development Shares to BKAP as shall be agreed between BKAP and HK Development (the BKHK Transfer). Pending the stamping of the transfer documentation in respect of the BKHK Transfer by the Stamp Office of Hong Kong and the updating of BKHK’s register of members to give effect to the BKHK Transfer, BKAP shall exercise all rights in connection with the BKHK Shares as HK Development (or, after Closing, JVC) may direct.

1.5                               At Closing, (i) BKAP shall contribute and transfer to JVC (or, if so directed by JVC, a 100% owned subsidiary of JVC)  the entire issued share capital of HK Development and any outstanding shareholder loan owed by HK Development on Closing (the HK Development Transfer), and (ii) in consideration for the contribution of such HK Development Shares, JVC shall issue to BKAP, with effect from Closing, credited as fully paid, 825 Ordinary Shares (the BKAP Consideration Shares), in each case pursuant to Part A of Schedule 5. After Closing and until the stamping of the transfer documentation in respect of the HK Development Transfer by the Stamp Office of Hong Kong and the updating of HK Development’s register of members to give effect to the HK Development Transfer, BKAP shall exercise all rights in connection with the HK Development Shares as JVC may direct.

1.6                               BKAP represents and warrants to the Investor that all of the Mainstreets Equity Interests have been acquired by HK Development or its Affiliate prior to the date hereof and BKAP has contributed to HK Development such cash amounts as were required to pay the consideration payable by HK Development or its Affiliates to the sellers or any other party under the ETAs on Completion of such Equity Transfer and any and all stamp duties, costs and expenses, including attorney fees, that are paid or payable by HK Development in connection with the negotiation, execution and Completion of such Equity Transfers (and BKAP hereby agrees to indemnify and hold the JVC and its Subsidiaries harmless against any and all such amounts to the extent such representation is not true and correct). HK Development is under no obligation to repay any amounts to BKAP in respect of the acquisition of the Mainstreets Equity Interests.

1.7                               Schedule 1 to the Master Franchise and Development Agreement sets out the development plan of new Burger King Restaurants to be established in the Territory (the Development Schedule).

1.8                               At Closing, pursuant to Part A of Schedule 5:

(a)                                 BKAP and BK Shanghai shall enter into a Master Franchise and Development Agreement in the form attached hereto as Schedule 2; and

(b)                                 BKAP, BK Shanghai, BK Beijing and BK Shenzhen shall enter into the PRC Company Franchise Agreement in the form attached as Exhibit G to the Master Franchise and Development Agreement.

1.9                               Prior to the Closing Date and to the extent permitted under applicable merger control Laws, each of the Parties (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction, (ii) shall refrain from willfully taking any actions that would reasonably be expected to impair, delay or impede the Closing Date and (iii) without limiting the foregoing, shall use its commercially reasonable efforts to cause all of the conditions to the obligations of the other party to consummate the Transaction to be met on or prior to the Longstop Date.

1.10                        BKAP shall ensure that the agreements set out in Schedule 4, to which the PRC Joint Venture to which such Equity Transfer relates is a party, are terminated without cost or further liability to the Investor, JVC or its Subsidiaries.

1.11                        Each Party agrees to waive any specific right it may have to specific performance of this clause 1 until all of the Closing Conditions have been satisfied or waived in accordance with this Agreement (other than any condition which by its nature is intended to be satisfied at Closing).

2.                                      INVESTOR CASH CONTRIBUTIONS

2.1                               At the Closing, pursuant to Part A of Schedule 5, the Investor shall subscribe unconditionally for and the JVC shall issue and allot to the Investor, an aggregate of 2,175 Ordinary Shares (of which 1,450 shall be Redeemable Shares) (the Investor Shares) with effect from Closing, credited as fully paid, against payment by the Investor to JVC of the total issue price of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) (the First Investor Cash Contribution).

2.2                               Subject to the terms and conditions hereof, the Investor shall make additional cash contributions to JVC on the dates and in the amounts set forth in Part B of Schedule 5, (each, a Subsequent Investor Cash Contribution); provided, however, that all or any portion of such contribution may be settled as provided in clause 6.6. No additional Shares shall be issued to the Investor as a result of a Subsequent Investor Cash Contribution and such Subsequent Investor Cash Contributions shall be treated as part of the payment of consideration to subscribe for the Investor Shares and shall be allocated to the JVC’s share premium account.

2.3                               If the Investor fails to fund any Investor Cash Contribution when required hereunder (after taking into account any amounts credited toward such Investor Cash Contribution by operation of clause 6.6) and such failure is not remedied by the Investor within five (5) Business Days after the due date of such Investor Cash Contribution (such failure to fund, a Defaulted Investor Cash Contribution), then:

(a)                                 BKAP (at its sole election and without requiring the consent of the JVC or any other Party) may issue a notice to the Guarantors demanding that the Guarantors fund the amount of such Investor Cash Contribution pursuant to clause 9 no later than thirty (30) days after the date of such notice (the Funding Deadline);

(b)                                 at BKAP’s sole election (without requiring the consent of the JVC or any other Party) (i)           at any time after the 5th Business Day following the due date of such Investor Cash Contribution, the Investor’s voting rights of any Redeemable Shares under this Agreement shall be suspended, and (ii) at any time after the Funding Deadline, BKAP shall have the right to remove and replace up to two (2) of the five (5) Investor- appointed directors then serving on the Board, in each case, until the funding of the applicable Investor Cash Contribution by the Investor or Guarantors (or until such time as BKAP shall otherwise direct), at which point such voting rights shall immediately be restored, such right to remove and replace Investor-appointed directors shall immediately terminate, and any Investor-appointed directors who had been removed by BKAP pursuant to such rights shall immediately be reinstated (or, if

Investor so directs, other persons shall immediately be appointed) as members of the Board in place of any interim directors appointed by BKAP;

(c)                                  if neither the Investor nor the Guarantors fund such Investor Cash Contribution on or prior to the Funding Deadline, BKAP may (at its sole election and without requiring the consent of the JVC or any other Party) choose either of the following remedies:

(i)                  promptly seek specific performance of (x) the Investor’s obligation to fund such Investor Cash Contribution in accordance with this clause 2 and (y) the Guarantors’ obligations to fund such Investor Cash Contribution to the JVC in accordance with, and solely to the extent provided in, clause 9; or

(ii)               elect any or all of the following remedies:

(A)                               BKAP shall be entitled to immediately terminate the Master Franchise and Development Agreement (following which case clause 2.4 shall immediately apply); and/or

(B)                               725 Redeemable Shares (in the event that the Defaulted Investor Cash Contribution is the Second Investor Cash Contribution) or 725 Redeemable Shares (in the event that the Defaulted Investor Cash Contribution is the Third Investor Cash Contribution) shall be redeemed by the JVC for nominal consideration equal to their par value (in each case in accordance with the Memorandum and Articles), until the funding of the applicable Investor Cash Contribution by the Investor or Guarantors (or until such time as BKAP shall otherwise direct), at which point the JVC shall issue to the Investor 725 Ordinary Shares for nominal consideration equal to their par value; and/or

(C)                               BKAP shall be entitled to purchase all (but not less than all) of the Ordinary Shares held by the Investor at that time at an amount equal to the Fair Price of such Ordinary Shares (Buy-Out Right). After determination of the Fair Price in accordance with Schedule 10, BKAP shall provide notice to the Investor that it intends to exercise its Buy-Out Right. The Investor shall be bound to sell and BKAP shall be bound to buy such Ordinary Shares then held by the Investor (i) at the Fair Price and (ii) within 30 days of the date on which the Valuation Certificate is delivered in accordance with Schedule 10.

(d)                                 In the event BKAP elects to seek specific performance against the Investor and/or the Guarantors pursuant to clause 2.3(c)(i), BKAP shall have the right at any time and at its sole election to cease doing so, upon which (subject to the relevant Defaulted Investor Cash Contribution not having been funded by the Investor or the Guarantors by such time) BKAP shall have the right to any or all of the remedies set out in clause 2.3(c)(ii).

(e)                                  For the avoidance of doubt, the remedies set forth in clause 2.3 above shall be the sole and exclusive remedies of BKAP and the JVC, whether arising at law or equity, in the case of the Investor’s failure to fund any Investor Cash Contribution due and payable hereunder, and neither the Investor nor any Guarantor shall have any further liability hereunder with respect to any such failure, save in respect of any fees, costs and expenses reasonably incurred by BKAP or the JVC in enforcing their respective rights under this clause 2.

2.4                               Notwithstanding anything to the contrary contained herein, the obligations of (i) the Investor under clause 2.2 to fund any Subsequent Investor Cash Contribution and (ii) the Guarantors to guarantee any such Subsequent Investor Cash Contribution shall terminate (A) upon the termination of either the Master Franchise and Development Agreement (including pursuant to clause 2.3) or the Development Rights or (B) pursuant to clause 13.7.

2.5                               It is the intention of the Parties that any redemption of Redeemable Shares pursuant to this clause 2 is an elective contractual payment and not a payment for breach, provided that in the event that any redemption of Redeemable Shares pursuant to this clause 2, contrary to such stipulation, is treated as a payment for breach it shall be treated as liquidated damages and a genuine pre-estimate of loss.

2.6                               Any payment to the JVC pursuant to this clause 2 shall be made in immediately available funds for the account of the JVC to an account as notified by JVC to the Investor in writing no later than five (5) Business Days prior to the date required to be paid (the JVC Account). Any Shares to be allotted and issued in accordance with this clause 2, shall be allotted and issued only after receipt of the relevant issue price by the JVC.

2.7                               Each Party agrees to waive any specific right it may have to specific performance of this clause 2 until all of the Closing Conditions have been satisfied or waived in accordance with this Agreement (other than any condition which by its nature is intended to be satisfied at Closing).

2.8                               The JVC hereby agrees that it shall not, and the Investor agrees to exercise all voting rights and powers (direct or indirect) available to it in relation to the JVC to ensure that the JVC shall not, waive any rights the JVC may have under this clause 2.

3.                                      CONDITIONS TO CLOSING

3.1                               Each Party’s obligations at Closing are conditional on the following conditions precedent being fulfilled (unless waived by each Party in writing):

(a)                                 in so far as it is legally required that the Transaction receives approval or that waiting periods are observed before Closing pursuant to the merger control, antitrust or competition laws in China or any other jurisdictions, such approval having been obtained or waiting periods having been observed and the Transaction therefore having been permitted to proceed; and

(b)                                 no law, rule, decree, ruling or other order shall having become effective prohibiting or making illegal the transactions contemplated hereunder or restricting the ability of the Parties to exercise their respective rights hereunder in any material respect.

3.2                               BKAP’s obligations at Closing are conditional on the following conditions precedent being fulfilled (unless waived by BKAP in writing):

(a)                                 JVC shall have been duly established and its Memorandum and Articles shall be in a form consistent with this Agreement and otherwise reasonably satisfactory to BKAP and BKAP shall have received reasonably satisfactory evidence thereof;

(b)                                 the representations and warranties of the Investor set forth in clauses 6.2 (as such representations and warranties are qualified by clause 6.5(e)) shall be true and correct in all material respects as of Closing as certified by the Investor;

(c)                                  the representations and warranties of KRD Kurdoğlu and Cartesian set forth in clauses 6.3 and 6.4, respectively, (as such representations and warranties are qualified by clause 6.5(e)) shall be true and correct in all material respects as of Closing as certified by each of KRD Kurdoğlu and Cartesian; and

(d)                                 receipt by BKAP of the results of a background check for each of the shareholders of KRD Kurdoğlu and the members of Cartesian, and all principals thereof, which background check does not reveal for either Cartesian or the KRD Kurdoğlu shareholders (i) any prior or current criminal activity which would, or would reasonably be expected to, rise to the level of a felony offense; (ii) any evidence of significant moral turpitude or reputational issues; or (iii) that any of such parties or any of their principals have voluntarily disclosed or admitted to, or have otherwise been found by a court of competent jurisdiction to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti- Corruption Laws;

(e)                                  satisfactory completion of BKAP’s due diligence review of KRD Kurdoğlu and the entities comprising Ecosystem such that BKAP shall be satisfied, in its sole reasonable discretion, that (i) KRD Kurdoğlu holds shares representing not less than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) of the shares of each of the entities comprising Ecosystem having a value of not less than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)  and (ii) KRD Kurdoğlu has no liabilities other than its obligations under clause 9 of this Agreement; and

(f)                                   the Investor shall have performed in all material respects all of its obligations required to be performed by it hereunder prior to Closing.

3.3                               The Investor’s obligations at Closing are conditional on the following conditions precedent being fulfilled (unless waived by the Investor in writing):

(a)                                 the representations and warranties of BKAP set forth in clause 6.1 (as such representations and warranties are qualified by clause 6.5(e)) shall be true and correct in all material respects as of Closing as certified by BKAP; and

(b)                                 BKAP shall have performed in all material respects all of its obligations required to be performed by it hereunder prior to Closing.

3.4                               For the avoidance of doubt, neither BKAP on the one hand nor the Investor on the other hand shall be required to fulfill any of its or their respective obligations at Closing in the event any the conditions precedent described in clauses 3.3 or 3.2, respectively, is not satisfied or waived by the relevant Party or Parties.

3.5                               Where satisfaction of any of the conditions precedent described in clauses 3.1, 3.2  and 3.3 (the Closing Conditions) requires a Party’s active involvement or assistance, or where a Party is capable of preventing its satisfaction, that Party shall use reasonable efforts to procure that the Closing Conditions are satisfied as soon as reasonably practicable. The Parties shall use all reasonable efforts to cooperate with each other, and provide each other with all documents, information and assistance which can be reasonably expected of the Parties to provide, to satisfy the Closing Conditions. Nothing shall, however, require the Parties to accept or propose any material conditions of, or material obligations to, competent competition authorities if merger control approval or clearance would only be granted by such competition authority under such conditions or obligations.

3.6                               The Investor shall pay (and at the Closing JVC shall reimburse the Investor for) all fees (i) charged by the Authorities for the permits required under any applicable anti-trust or merger control or other Laws for the consummation of the Transaction and (ii) incurred by the Parties in relation to the incorporation and establishment of JVC. For the avoidance of doubt, the foregoing shall not apply in respect of any stamp duties, fees, costs or expenses charged by the Authorities or otherwise arising with respect to the BKHK Transfer, the HK Development Transfer and the Equity Transfers of the Mainstreets Equity Interests, all of which shall be borne by BKAP.

3.7                               Each Party shall keep the other Party reasonably informed and updated on their respective compliance with the Closing Conditions.

3.8                               BKAP and the Investor shall use reasonable best efforts to agree the Memorandum and Articles in a form consistent with this Agreement and otherwise reasonably satisfactory to each of BKAP and the Investor on or prior to the Closing Date.

3.9                               KRD Kurdoğlu shall (and shall cause its respective Affiliates to) promptly deliver to BKAP and its advisers copies of corporate records, stock ledgers, share certificates, transfer agreements, financial statements, governmental filings and all other documentation necessary for BKAP to complete its due diligence review of KRD Kurdoğlu and Ecosystem.

4.                                      CLOSING

4.1                               Closing shall take place at the offices of Freshfields Bruckhaus Deringer LLP in Shanghai (or such other venue as the Parties may agree) on ten (10) Business Days’ notice given by BKAP to the other Party as soon as practicable after the fulfillment (or waiver) of the Closing Conditions set out in clauses 3.1 to 3.3.

4.2                               At Closing, each Party shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Part A of Schedule 5.

4.3                               Part A of Schedule 6 sets out the shareholdings of each Party in the JVC at Closing.

4.4                               If Closing has not occurred on or before 31 October 2012 (the Longstop Date), each of BKAP and the Investor is entitled to terminate this Agreement by giving written notice to the other Party, unless each Party expressly agrees otherwise in writing, provided that if Closing does not take place on or prior to the Longstop Date due to the failure of a Closing Condition to be satisfied as a result of a breach by a Party of its obligations under this Agreement, the breaching Party shall not have the right to rescind this Agreement. Any termination as a result of a breach by a Party shall be without prejudice to a Party’s right to seek available remedies at law for any breach of the Agreement by another Party, including enforcing its right to demand specific performance or indemnification. The Surviving Provisions shall survive any termination, without limit in time.

5.                                      INSURANCE

5.1 The Parties agree to cooperate in good faith to ensure that such insurance policies are arranged so that, immediately following Closing, the JVC Group has a level of insurance coverage that complies with the requirements set forth in the Master Franchise and Development Agreement and the PRC Company Franchise Agreement.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1                               The BKAP Warranties

BKAP hereby represents and warrants to the Investor that each of the following warranties is true and correct on the date hereof and, unless specified otherwise in relation to a specific warranty, on the Closing Date:

(a)                                 Effectiveness and Enforceability. BKAP is validly formed, in existence and duly registered under the laws of its jurisdiction of formation and has the legal right and full power and authority to enter into and perform this Agreement. This Agreement has been duly entered into by BKAP and constitutes valid and binding obligation of BKAP, enforceable against it as set forth herein. This Agreement does not conflict with, or result in any violation or breach of, (i) any provision of the charter, by-laws, or other organisational document of BKAP or (ii) any contract or agreement to which BKAP is a party.

(b)                                 Authorizations. Except for any Governmental Approval, no consent, approval or authorization from any Authority is necessary or shall be obtained for the signature and performance by it of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to consummate the Transaction or to perform its obligations under this Agreement.

(c)                                  No Conflict. No consent, approval, filing or authorisation from any Authority is necessary or shall be obtained for the signature and performance by BKAP of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to consummate the Transaction or to perform its obligations under this Agreement. The execution and delivery of this Agreement by BKAP does not, and the consummation by BKAP of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of charter, by-laws, or other similar organisational document of BKAP or any BKAP Subsidiary or (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any material mortgage, security interest, pledge, lien, charge or encumbrance on BKAP’s or any of the BKAP Subsidiary’s assets under, any of the terms, conditions or provisions of any material lease, licence, contract or other agreement, instrument or obligation to which BKAP is a party or by which it or any of its properties or assets may be bound.

(d)                                 BK China Business. BKAP hereby represents and warrants to the Investor that each of the warranties as set forth in Schedule 1-B is true and correct in all material respects on the date hereof and, unless specified otherwise in relation to a specific warranty, on the Closing Date.

For purposes of this clause 6.1, Knowledge of BKAP means actual knowledge Sarah Feng, Daniel Schwartz, and Elias Diaz Sese.

6.2                               The Investor Warranties

The Investor hereby represents and warrants to BKAP that each of the following warranties is true and correct on the date hereof and, unless specified otherwise in relation to a specific warranty, on the Closing Date:

(a)                                 Effectiveness and Enforceability. The Investor is validly formed, in existence and duly registered under the laws of its jurisdiction of formation and has the legal right and full power and authority to enter into and perform this Agreement. This Agreement has been duly entered into by the Investor and constitutes valid and binding obligation of the Investor, enforceable against it as set forth herein. This Agreement does not conflict with, or result in any violation or breach of, (i) any provision of the charter, by-laws, or other organisational document of the Investor or (i)                   any contract or agreement to which the Investor is a party.

(b)                                 Financial Capacity. The Investor has, or will have as of the relevant times, sufficient committed capital to make the First Investor Cash Contribution and each Subsequent Investor Cash Contribution as set forth herein. As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements related to the funding of the First Investor Cash Contribution or any Subsequent Investor Cash Contribution that would materially and adversely impact the ability of the Investor to fund the First Investor Cash Contribution or any Subsequent Investor Cash Contribution and otherwise satisfy the Investor’s material obligations hereunder. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be likely to result in the First Investor Cash Contribution or any Subsequent Investor Cash Contribution to be unavailable. As of the date of this Agreement, the Investor has no reason to believe that it will be unable to timely pay the First Investor Cash Contribution or any Subsequent Investor Cash Contribution.

(c)                                  Authorisations and Non-Conflict. No consent, approval, filing or authorisation from any Authority is necessary or shall be obtained for the signature and performance by the Investor of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to consummate the Transaction or to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Investor does not, and the consummation by the Investor of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of charter, by-laws, or other organisational document of the Investor or any Subsidiary of the Investor or (ii) conflict with, or result in any violation or breach of,  or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any material mortgage, security interest, pledge, lien, charge or encumbrance on the Investor’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any material lease, licence, contract or other agreement, instrument or obligation to which the Investor is a party or by which it or any of its properties or assets may be bound.

(d)                                 Absence of Certain Business Practices; Anti-bribery. Neither the Investor nor any of its Subsidiaries, nor any of their respective directors, officers, agents or employees or any other person or entity acting for or on the behalf of them has, (i) directly or indirectly, used or offered to use any corporate funds for unlawful contributions, unlawful gifts, unlawful entertainment or to make any other unlawful payment relating to political activity;  made any unlawful payment to a foreign or domestic government official (including employees of wholly state-owned or partially state- owned entities) or to foreign or domestic political parties or campaign; violated any Anti-Corruption Laws; made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment; or established or maintained any unlawful or unrecorded funds; or (ii) agreed to give any unlawful gift or similar unlawful benefit to any customer, supplier, or other person or entity. The Investor agrees that it will notify BKAP in writing immediately upon the occurrence of any event which would render the warranties of this clause 6.2(d) incorrect.

(e)                                  No Governmental Ownership. The Investor has disclosed to BKAP that to its knowledge after due inquiry, none of its general partners that have direct controlling interests or decision-making powers in relation to the business operations of the Investor or in the contractual relationship established by this Agreement is a foreign official (as defined in the FCPA).

(f)                                   Related Party Transactions. Other than this Agreement and the transactions and other agreements contemplated hereby, there are no existing contracts, arrangements, guarantees rendered or understandings between, on one side, the Investor and, on the other side, any Related Party of the Investor that would, or would be reasonably likely to, materially and adversely affect the transactions and other agreements contemplated by this Agreement.

(g)                                  Litigation. There are no pending Claims or, to the best knowledge of the Investor, threatened Claims of civil, tax, labor, environmental, professional regulatory or any other nature pending against or, to the best knowledge of the Investor, any investigation, to the extent any such actions involve or would, or would be reasonably likely to, materially and adversely affect the ability of the Investor to consummate the transactions contemplated by this Agreement.

(h)                                 Anti-Money Laundering. To the Investor’s knowledge after due inquiry, it is currently in compliance with all applicable anti-money laundering laws applicable to it.

6.3                               KRD Kurdoğlu Warranties

KRD Kurdoğlu hereby represents and warrants to BKAP that each of the following warranties is true and correct on the date hereof and, unless specified otherwise in relation to a specific warranty, on the Closing Date:

(a)                                 Effectiveness and Enforceability. KRD Kurdoğlu is validly formed, in existence and duly registered under the laws of its jurisdiction of formation and has the legal right and full power and authority to enter into and perform this Agreement. This Agreement has been duly entered into by KRD Kurdoğlu and constitutes a valid and binding obligation of KRD Kurdoğlu, enforceable against it as set forth herein. This Agreement does not conflict with, or result in any violation or breach of, (i) any provision of the charter, by-laws, or other organisational document of KRD Kurdoğlu or (ii) any contract or agreement to which KRD Kurdoğlu is a party.

(b)                                 Absence of Certain Business Practices; Anti-bribery. Neither KRD Kurdoğlu nor any of its shareholders, directors, officers, agents, employees or any other person or entity acting for or on the behalf of it has, (i) directly or indirectly, used or offered to use any corporate funds for unlawful contributions, unlawful gifts, unlawful entertainment or to make any other unlawful payment relating to political activity;

made any unlawful payment to a foreign or domestic government official (including employees of wholly state-owned or partially state-owned entities) or to foreign or domestic political parties or campaign; violated any Anti-Corruption Laws; made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment; or established or maintained any unlawful or unrecorded funds; or (ii) agreed to give any unlawful gift or similar unlawful benefit to any customer, supplier, or other person or entity. KRD Kurdoğlu agrees that it will notify BKAP in writing immediately upon the occurrence of any event which would render the warranties of this clause 6.3(b) incorrect.

(c)                                  Anti-Money Laundering. To KRD Kurdoğlu’s knowledge after due inquiry, it is currently in compliance with all applicable anti-money laundering laws applicable to it.

(d)                                 Committed Capital. KRD Kurdoğlu has, or will have, committed assets which will be sufficient to enable it to fund its obligations under clause 9 if and solely to the extent required hereunder. KRD Kurdoğlu holds shares representing not less than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)  of the shares of each of the entities comprising Ecosystem having a value of not less than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.). KRD Kurdoğlu has no liabilities other than its obligations under clause 9 of this Agreement.

6.4                               Cartesian Warranties

Cartesian hereby represents and warrants to BKAP that each of the following warranties is true and correct on the date hereof and, unless specified otherwise in relation to a specific warranty, on the Closing Date:

(a)                                 Effectiveness and Enforceability. Each of Pangaea Two, LP and Pangaea Two Parallel, LP is validly formed, in existence and duly registered under the laws of its jurisdiction of formation and each has the legal right and full power and authority to enter into and perform this Agreement. This Agreement has been duly entered into by Cartesian and constitutes valid and binding obligation of Cartesian, enforceable against it as set forth herein. This Agreement does not conflict with, or result in any violation or breach of, (i) any provision of the charter, by-laws, or other organisational document of Cartesian or (ii) any contract or agreement to which Cartesian is a party.

(b)                                 Absence of Certain Business Practices; Anti-bribery. Neither Cartesian nor any of its Subsidiaries, nor any of their respective directors, officers, agents or employees or any other person or entity acting for or on the behalf of them has, (i) directly or indirectly, used or offered to use any corporate funds for unlawful contributions, unlawful gifts, unlawful entertainment or to make any other unlawful payment relating to political activity; made any unlawful payment to a foreign or domestic government official (including employees of wholly state-owned or partially state- owned entities) or to foreign or domestic political parties or campaign; violated any Anti-Corruption Laws; made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment; or established or maintained any unlawful or unrecorded funds; or (ii) agreed to give any unlawful gift or similar unlawful benefit to any customer, supplier, or other person or entity. Cartesian agrees that it will notify BKAP in writing immediately upon the occurrence of any event which would render the warranties of this clause 6.4(b) incorrect.

(c)                                  No Governmental Ownership. Cartesian has disclosed to BKAP that to its knowledge after due inquiry, none of its general partners that have direct controlling interests or decision-making powers in relation to the business operations of Cartesian or in the contractual relationship established by this Agreement is a foreign official (as defined in the FCPA).

(d)                                 Anti-Money Laundering. To Cartesian’s knowledge after due inquiry, it is currently in compliance with all applicable anti-money laundering laws applicable to it.

(e)                                  Committed Capital. Cartesian has, or will have, committed assets which will be sufficient to enable it to fund its obligations under clause 9 if and solely to the extent required hereunder.

6.5                               Limitations on Warranty Claims

(a)                                 No Party shall be liable for any claim for damages actually incurred and resulting from any breach of any of its representations or warranties (Damages) contained in clauses 1.6, 6.1 (including the representations or warranties contained in Schedule 1- B), 6.2, 6.3 or 6.4 (a Warranty Claim):

(i)                  unless and until the amount of such Warranty Claim or series of related claims exceeds US$75,000; and

(ii)               unless and until the amount of such Warranty Claims when aggregated with the amount of all other Warranty Claims against a Party (and excluding any claims excluded by paragraph (i) above) exceeds US$1,000,000 in which event the full value of such claims against it shall be claimable under this Agreement.

(b)                                 The total amount to be paid by any Party under or in connection with Warranty Claims against it under this Agreement shall not under any circumstances exceed an amount equal to an aggregate of US$10,000,000.

(c)                                  No Party shall be liable for any Warranty Claim against it unless it receives from another Party written notice (within sixty (60) days of the other Party becoming aware of such Warranty Claim) containing specific details of the Warranty Claim including the other Party’s estimate (on a without prejudice basis) of the amount of the Warranty Claim.  Warranty Claims shall survive for a period of:

(i)                  eighteen (18) months following the date on which the representation or warranty giving rise to such Warranty Claim was given;

(ii)               five (5) years following the date on which a Fundamental Representation giving rise to a Warranty Claim was given; and

(iii)            six (6) years after the Closing Date for claims under clause 19.

(d)                                 Notwithstanding anything to the contrary set forth herein, the limitations set forth in clauses 6.5(a) and 6.5(b) will not apply to (i) any Warranty Claim brought with respect to a Fundamental Representation or (ii) any claim under clause 1.6 or clause 19, provided that in no event shall the total paid by any Party in respect of any Warranty Claims and/or any claims under clause 1.6 or clause 19 exceed 50% of the aggregate amount of Investor Cash Contributions actually funded (whether by the

Investor or any Guarantor) hereunder as of the date on which the Warranty Claim or claim under clause 1.6 or clause 19 is finally determined.

(e)                                  No liability shall attach to any Party in respect of any Warranty Claim against it to the extent that:

(i)                  the fact, matter, event or circumstance forming the basis of the Warranty Claim is fairly disclosed in this Agreement, any other Transaction Document, the Disclosure Schedule or the Due Diligence Information.

(ii)               any matter or thing has been done or omitted to be done with respect to the subject matter of the Warranty Claim prior to the Closing Date at the written request, or with the approval or acquiescence, of another Party or its representatives;

(iii)            any Party or any of its Affiliates has caused or contributed to such Warranty Claim after the Closing Date;

(iv)           the Warranty Claim occurs, arises or is increased as a result of any change made after the Closing Date in any accounting or taxation policies of any member of the JVC Group;

(v)              is otherwise recovered by the Party bringing the Warranty Claim or any member of the JVC Group including under the terms of any insurance policy of the other Party or any member of the JVC Group, respectively;

(vi)           the Party bringing the Warranty Claim or (in relation to a Warranty Claim against BKAP only) any member of the JVC Group has already recovered any amount under this Agreement in respect of the same Damages; or

(vii)        the Warranty Claim either results from or is increased by the passing of, or any change in any Law after the date hereof.

(f)                                   Prior to the signing of this Agreement the Investor, its Affiliates or their Representatives have received information about the BKAP Subsidiaries and the PRC Subsidiaries and their respective businesses (the Due Diligence Information) consisting of or contained in (i) the electronic data room assembled by BKAP (the Data Room) which is copied onto the compact disk delivered to the Parties in connection herewith and (ii) written answers and other materials provided by or on behalf of BKAP to any request for information submitted by the Investor.

(g)                                  The Investor acknowledges and agrees that:

(i)                  BKAP makes no warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same) contained in the Due Diligence Information or otherwise provided to the Investor; and

(ii)               the Investor has made its own evaluation of the adequacy and accuracy of such forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same).

6.6                               After Closing, if any member of the JVC Group receives a payment (each an ETA Claim Receipt) from any of the Mainstreets Parties in respect to the failure of any representations and warranties set forth in the ETAs to be true and correct (each, an ETA Claim), the JVC shall or shall cause a member of the JVC Group to promptly (but in any event within five (5) Business Days after receipt of such payment) pay to the Investor a cash amount equal to the amount of such ETA Claim Receipt. Notwithstanding the foregoing, at the election of the Investor, in lieu of any such payment to the Investor, the JVC shall instead cause the relevant member of the JVC Group to pay to the JVC an amount in U.S. Dollars equal to the applicable ETA Claim Receipt, and upon receipt by the JVC of such ETA Claim Receipt, credit toward the payment of the next Subsequent Investor Cash Contribution due by the Investor hereunder an amount in U.S. Dollars equal to such ETA Claim Receipt, and thereafter the Investor shall be deemed to have funded an amount equal to such ETA Claim Receipt to the JVC in satisfaction, on a dollar-for-dollar basis, of an equal portion of its next Subsequent Investor Cash Contribution pursuant to clause 2.2.

7.                                      CONDUCT OF BUSINESS BETWEEN SIGNING AND CLOSING

7.1                               From the date hereof until the earlier to occur of the termination of this Agreement or Closing, BKAP shall cause BK Shanghai, and until PRC Joint Ventures become wholly owned subsidiary of HK Development shall use commercially reasonable efforts to cause and thereafter shall cause the PRC Joint Ventures, except upon prior written instruction or authorisation from the Investor or as otherwise set forth herein, to operate the Existing Restaurants only in the ordinary course and to maintain the business relationships with suppliers, franchisees, customers and others having business relationships with the relevant PRC Subsidiary.

7.2                               Without limiting the generality of the foregoing, from the date hereof until the earlier to occur of the termination of this Agreement or Closing, with the prior written consent of the Investor (A) BKAP shall cause BKHK, HK Development and BK Shanghai not to declare or pay any cash dividends to BKAP, repay any shareholder loans to BKAP or otherwise make any cash payments to BKAP (other than royalty payments and franchise fees paid by the PRC Subsidiaries in accordance with existing franchise agreements), and (B) except (i) as expressly contemplated under this Agreement or any of the ETAs and to the extent permitted by Law, or (ii) for the termination of agreements between any PRC Subsidiary on the one side and BKAP and its Affiliates on the other, BKAP shall cause BKHK, HK Development and BK Shanghai not to, and until the PRC Joint Ventures become wholly owned Subsidiaries of HK Development shall use reasonable efforts to cause (and thereafter shall cause) the PRC Joint Ventures, not to:

(a)                                 make any amendments or restatements to its memoranda and articles;

(b)                                 issue, sell, transfer, pledge, dispose of or encumber any shares in it;

(c)                                  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any equity interest in or a portion of the assets of, or by any other manner acquire any business or any person or division thereof;

(d)                                 enter into any joint venture, alliance, preferred provider, partnership or other similar relationship or arrangement;

(e)                                  enter into (or adopt) any new, or amend any existing compensation, benefit or pension plan, as well as make any bonus, commission or incentive or equity compensation payment that are not consistent with past practice;

(f)                                   directly or indirectly engage in any transaction with, or enter into any agreement with, any of its directors, officers or Affiliates that would, or would be reasonably likely to, adversely affect the transactions contemplated by this Agreement and the other agreements contemplated hereunder;

(g)                                  mortgage, pledge or otherwise encumber any of its tangible or intangible assets or properties;

(h)                                 enter into, amend or terminate any contract or agreement which is above US$25,000 outside of the ordinary course of business, it being understood that “ordinary course of business” in respect of this clause 7.2(h) shall include entering into lease agreements in connection with the development of new Burger King Restaurants;

(i)                                     acquire or dispose of any assets or property involving consideration in excess of US$25,000 outside of the ordinary course of business;

(j)                                    initiate or settle any litigation where such action is likely to result in a payment to or by any person of US$25,000 or more or where the subject matter of any litigation involves a form of non-monetary or equitable relief;

(k)                                 take or increase the principal amount of any loans and/or indebtedness or issue any debt securities, or enter into any credit facility or other financing;

(l)                                     pay or declare any dividends or other distributions to any of its shareholders or make any other payments to its Shareholders outside of the ordinary course of business or pursuant to this Agreement;

(m)                             assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

(n)                                 amend or modify the ETAs; or

(o)                                 agree or commit to do any of the foregoing.

BKAP shall provide the Investor with prompt written notice if it becomes aware that any of the foregoing actions or events have occurred.

8.                                      GUARANTEES

8.1                               No Shareholder (nor any member of its respective Group) shall be obliged to participate for the benefit of any member of the JVC Group in any guarantee, bond or financing arrangement with any bank or financial institution, whether as a guarantor or in any other capacity whatsoever.

8.2                               If and to the extent that each of the Shareholders agree to participate (or agree to procure that members of their respective Groups participate) in any such guarantee, bond or financing arrangement then, unless the Shareholders agree otherwise, any liability or obligation to be assumed by them in relation to any such guarantee, bond or financing arrangement shall be borne in their Equity Proportions and shall be several and not joint.  If a

Shareholder (or a member of its Group) incurs any such liability, unless such Shareholder agrees otherwise, that Shareholder shall be entitled to a contribution from the other Shareholders to ensure that the aggregate liability of the Shareholders or members of their respective Groups (as the case may be) is borne by each of them in their Equity Proportions at the time the relevant guarantee, bond or financing arrangement is made.

9.                                      GUARANTORS’ OBLIGATIONS

9.1                               In consideration of BKAP entering into this Agreement, each Guarantor hereby unconditionally and irrevocably guarantees to BKAP, on a joint and several basis, the payment by the Investor of each Investor Cash Contribution to the JVC on the terms and conditions set forth herein, solely if and to the extent any such payment obligation is due and payable by the Investor hereunder; provided that (A) the maximum aggregate liability of each Guarantor pursuant to this clause 9 other than in respect of costs, fees and expenses reasonably incurred by BKAP or the JVC in enforcing their respective rights under this Agreement (Enforcement Costs) (which, for the avoidance of doubt, shall be in addition to and not be subject to the following caps, but shall instead be subject to the limitation described the final sentence of this clause 9.1) shall not exceed (x) at any time prior to Closing, (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.), (y) after Closing but prior to the payment in full of the first Subsequent Investor Cash Contribution, (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.), and (z) after payment in full of the first Subsequent Investor Cash Contribution but prior to the payment in full of the second Subsequent Investor Cash Contribution, (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) (as applicable for each Guarantor from time to time, the Maximum Amount), (B) the maximum aggregate liability of each Guarantor pursuant to this clause 9 with respect to Enforcement Costs shall not exceed (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) (the Enforcement Costs Limit), and (C) notwithstanding anything to the contrary contained herein, the obligations of Cartesian under this clause 9.1 shall be several and not joint among PT and PTP based on their respective Allocable Percentages. It is agreed that (a) no Guarantor shall be required to pay more than its Maximum Amount and Enforcement Costs Limit under or in respect of this clause 9 (subject, in the case of Cartesian, to clause (C) above, and (b) no Guarantor shall have any obligation or liability to any Person, or any rights, relating to,  arising out of or in connection with this Agreement other than as expressly set forth in this clause 9. For the avoidance of doubt, save for Enforcement Costs, no Guarantor shall be required to pay more than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) (or in the case of Cartesian, PT’s and PTP’s respective Allocable Percentages of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)) under or in respect of this clause 9. As used herein, the term Allocable Percentage means (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)  in the case of PT and (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)  in the case of PTP.

9.2                               No Party may assign its rights, interests or obligations under this clause 9 without the prior written consent of the other Parties, and the granting of such consent in a given instance shall be solely in the discretion of such other Parties and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any assignment in violation of the preceding sentence shall be null and void ab initio.

9.3                               KRD Kurdoğlu agrees that: (a) until the termination of its obligations under this clause 9, it will hold shares in each of the entities comprising Ecosystem representing not less than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) of the shares of each of the entities comprising Ecosystem, having an aggregate value of not less than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.), and (b) until the termination of its obligations under this clause 9, in accordance with this clause 9, it will have no liabilities other than its obligations under this clause 9 and other than liabilities or obligations that would not potentially affect the ability of KRD Kurdoğlu to perform its obligations under this clause 9.

9.4                               Except by the unanimous written consent of the Parties, the Guarantors’ liability under clause 9.1 shall not be discharged or impaired by, and each of the Guarantors hereby irrevocably, unconditionally and expressly agrees that it shall not assert as a defense to its obligations hereunder:

(a)                                 any amendment, variation or assignment of this Agreement or any waiver of its terms (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of each Guarantor);

(b)                                 any release of, or granting of time or other indulgence to, the Investor or any third party;

(c)                                  any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Investor (or any act taken by BKAP in relation to any such event); or

(d)                                 any other act, event, neglect or omission (whether or not known to the Investor, BKAP or the Guarantors) which would or might (but for this clause) operate to impair or discharge the Guarantors’ liability or afford the Guarantors or the Investor any legal or equitable defence.

9.5                               Notwithstanding anything to the contrary contained in this clause 9, the Parties agree that (i) each Guarantor may assert as a defence to, or release or discharge of, any payment or performance by such Guarantor under this clause 9, any defence or release that the Investor could assert against the JVC under the terms of this Agreement that the relevant Investor Cash Contribution is not then required to be paid by the Investor pursuant to the terms and conditions hereof) and (ii) to the extent the Investor is relieved of its obligations under clause 2 of this Agreement, each Guarantor shall be similarly relieved of its obligations under this clause 9.

9.6                               The JVC acknowledges that the sole assets of the Investor are cash in a de minimis amount and its rights under this Agreement, and that no additional funds are expected to be contributed to the Investor unless and until Closing occurs, and that, except for rights against the Guarantors to the extent expressly provided in this clause 9, and subject to all of the terms, conditions and limitations herein, the JVC shall not have any right to cause any assets to be contributed to the Investor by any Guarantor, any Affiliate of any Guarantor, or any other Person. Notwithstanding anything that may be expressed or implied in this clause 9, and notwithstanding the fact that a Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this clause 9, the JVC acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Investor, any Guarantor or any of their respective former, current or future security holders, directors, officers, employees, general or limited partners, members, managers, affiliates, agents, assignees or representatives (each a Related Party, and collectively, the Related Parties), through the Investor or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of the Investor against any Guarantor or Related Party by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statue, regulation or applicable law, or otherwise, except for its rights to recover from each Guarantor (but not the Related Parties (including any general partner or managing member)) the amounts guaranteed under clause 9.1 (subject to the applicable Maximum Amounts and Enforcement Costs Limit) solely to the extent provided in this clause 9.1.

9.7                               The obligation of the Guarantors under this clause 9.1 shall terminate automatically and immediately upon the earliest to occur of (a) the payment in full of all Investor Cash Contributions (whether paid by the Investor or the Guarantors), (b) the valid termination of the obligations of the Investor to fund Investor Cash Contributions pursuant to clause 2 in accordance with the terms hereof, or (c) the valid termination of this Agreement in accordance with its terms. Without limiting clause 9.4 above, in the event that (i) BKAP or any of its Affiliates or Subsidiaries asserts in any litigation or other proceeding relating to the Investor’s or the Guarantors’ obligation to fund an Investor Cash Contribution under this Agreement that the limitations on the liability of the Guarantors or the selection and limitation of available remedies of BKAP or the JVC in respect of a Defaulted Investor Cash Contribution contained in any of clause 2.3, clause 2.4, or clause 9 are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against any Guarantor or Related Party with respect to the transactions contemplated by this Agreement other than the liability (including the availability of specific performance) of the Guarantors under clause 9.1 (in each case, subject to the terms, conditions and limitations contained therein) and (ii) such assertions, litigation or proceeding, as the case may be, are not withdrawn with prejudice within twenty (20) Business Days after delivery of written notice to BKAP from the Guarantors, then (x) the obligations of each Guarantor under this clause 9 shall terminate ab initio and be null and void, and (y) no Guarantor or Related Party shall have any liability to BKAP or the JVC with respect to their obligations under this Agreement or the transactions contemplated hereby.

9.8  Until KRD Kurdoğlu’s obligations under this clause 9 have terminated in accordance with clause 9.7 above, KRD Kurdoğlu shall, on an annual basis, deliver its financial statements to BKAP within 20 days of the date on which the audit for the prior financial year has been issued by KRD Kurdoğlu’s auditors.

10.                               BUSINESS OF THE JVC GROUP

10.1                        The sole purpose of the JVC and HK Development is, in compliance with applicable Law and their memoranda and articles of association, to:

(a)                                 (indirectly or directly, respectively) hold the equity interests in the PRC Subsidiaries;

(b)                                 forward to the PRC Subsidiaries as contribution into their registered share capital any funds received from the Shareholders;

(c)                                  render support services, such as, for example, management, administrative, co- ordination and finance services, to the PRC Subsidiaries; and

(d)                                 take any ancillary actions reasonably necessary with respect to the foregoing.

10.2                        The sole purpose of each of the PRC Subsidiaries shall be, in compliance with applicable Law and their articles of association, to:

(a)                                 operate the Existing Restaurants as a franchisee of BKAP (with BK Shanghai acting as the master franchisee for the PRC Subsidiaries) in a manner reasonably believed to be in the best interests of the relevant PRC Subsidiary and consistent with the terms of the:

(i)                      PRC Company Franchise Agreement entered into by the PRC Subsidiaries and BKAP, provided, however, that this paragraph (i) shall not apply to any of the PRC Joint Ventures until such PRC Joint Venture has become a Wholly-Owned Subsidiary of HK Development; and

(ii)                   Master Franchise and Development Agreement; and

(b)                                 develop and open new Burger King Restaurants in China according to the Master Franchise and Development Agreement and the Development Schedule.

10.3                        The members of the JVC Group shall be entitled to incur up to an aggregate amount of US$100 million in debt, at such times, on such terms and in such amounts as the Board determines to be necessary to further the Development Schedule (the JV Debt).

10.4                        The JVC shall use the proceeds from the Investor Cash Contributions and the JV Debt to expand the JVC Group’s business through the development and operation of new Burger King Restaurants and to finance the working capital needs of the JVC Group.

10.5                        If the competent arbitral tribunal has finally determined that either:

(a)                                 BKAP has (i) wrongfully terminated the Master Franchise and Development Agreement and (ii) breached the Development Rights granted in clause 4(1) of the Master Franchise and Development Agreement; or

(b)                                 BKAP has breached the Development Rights granted in clause 4(1) of the Master Franchise and Development Agreement,

and within sixty (60) days of such determination in either (a) or (b) above, BKAP has not cured such breach, then the Investor shall be entitled to purchase all (but not less than all) of the Ordinary Shares held by BKAP at that time at an amount equal to the Fair Price of such Ordinary Shares. After determination of the Fair Price in accordance with Schedule 10, the Investor shall provide notice to BKAP that it intends to exercise its right under this clause 10.5.  BKAP shall be bound to sell to the Investor, and the Investor shall be bound to buy such Ordinary Shares then held by BKAP (i) at the Fair Price and (ii) within 30 days of the date on which the Valuation Certificate is delivered in accordance with Schedule 10. For the avoidance of doubt, the determination of any breach by BKAP of the Development Rights in clause (4)(1) of the Master Franchise and Development Agreement shall be subject to the limitations set forth therein.

11.                               SHAREHOLDERS, DIRECTORS AND MANAGEMENT

11.1                        Subject to fiduciary and other legal obligations, the Shareholders shall at all times vote their Shares, and, as from Closing, cause the JVC to at all times vote its shares in HK Development, and cause their respective board members to vote in a manner consistent with the terms of this Agreement and the Ancillary Agreements as well as in compliance with applicable Law, in each case except where being challenged in good faith.

11.2                        The Board shall (subject to the requirements of clause 12) be responsible for the overall direction, supervision and management of the JVC. The Board shall not, however, take any decision in relation to the Reserved Matters without the requisite approval under clause 12.

11.3                                The Board shall consist of seven (7) Directors. Subject to clause 11.19, BKAP shall be entitled to appoint two (2) Directors and the Investor shall be entitled to appoint five (5) Directors.

11.4                                The initial Directors, whose names are identified in Schedule 3 shall be appointed on or before the Closing.

11.5                                As soon as reasonably practicable after the date hereof (but in no event later than sixty (60) days after the date hereof), the initial chief executive officer, of the JVC is to be nominated by Investor and approved by BKAP (such approval not to be unreasonably withheld, it being understood that negative results of a background check of the kind described in clause 22.2(d) shall be deemed a valid reason to withhold such consent).

11.6                                A Shareholder shall have the right exercisable by notice in writing to require the appointment of a Director nominated by it and by like notice to require the removal of any Director nominated by it and the appointment of another person to act in place of such Director.  Each Shareholder shall use its respective votes in the JVC to ensure that the Board is constituted by persons in the manner set out in this Agreement. A Shareholder removing a Director it is entitled to appoint shall indemnify the JVC against any liability arising from the removal.

11.7                                In case of a vacancy in any of the Directors due to resignation, death, expiry of term or any other reasons, the new Director to fill in such vacancy may only be nominated by the relevant Shareholder entitled to nominate such Director pursuant to the provisions of clause 11.3.

11.8                                The quorum for transacting business at any Board meeting shall be four (4) Directors (or their alternates); provided, that (i) such quorum must include at least one (1) Director appointed by BKAP (so long as BKAP is entitled to appoint at least one (1) Director), and (ii) if a quorum fails to be established in two consecutive attempts to duly call a Board meeting as a result of the failure of a Director appointed by BKAP or sufficient Directors appointed by the Investor to attend such Board meeting in person or telephonically in order to prevent an action specifically identified in the notice related to such meeting from being taken or approved at such meeting, then the Directors present at the second meeting shall constitute a valid quorum provided, that only such action specifically identified in the notice related to such may be approved and provided further, that the action specifically identified in such notice is not a Reserved Matter. Subject to the foregoing, if a quorum is not present within two (2) hours from the time appointed for a meeting or if during a meeting such a quorum is no longer present, the meeting shall be adjourned for two (2) Business Days to the same place and time and at that adjourned meeting a majority of the Directors (or their alternates) appointed to the Board shall be a quorum. At least one (1) Business Day’s notice of the adjourned meeting will be given to each of the Directors, and any such notice will be given in the same manner, and specifying the same agenda, as for the original meeting.

11.9                                At least five (5) Business Days’ written notice shall be given to each Director of any meeting of the Board (except for an adjourned meeting) unless all the Directors (or their alternates) approve a shorter notice period or waive the requirement for any such notice. Any such notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall, wherever practicable, be accompanied by copies of any relevant papers. If any matter is not identified in reasonable detail, the Board shall not decide on it unless all Directors agree.

11.10                         Meetings of the Board shall take place at least four (4) times per year if not required more often, and meetings may be convened by the relevant Chairman or by any Director at any time. The Board meetings will be conducted in English.

11.11                         Meetings shall be held at JVC’s head office or at such other location as may be agreed by the Board. Decisions may be taken by the Directors without a meeting if a proposal for action is submitted in writing to each of the Directors and all members of the Board consent in writing to such action. Any Director may attend any meeting of the Board telephonically.

11.12                            The official minutes of meetings and resolutions taken therein shall be kept in English and shall be signed by the Directors present at the meeting and circulated to all Directors and Shareholders within five (5) Business Days following any meeting.

11.13                         The Chairman of the Board shall be appointed jointly by the Parties,  and shall initially be the individual designated as “Chairman” on Schedule 3.

11.14                         Any Director (other than an alternate director) may appoint any other Director, or any other person approved unanimously by a resolution of the Board and willing to act, to be an alternate director and may remove from office an alternate director so appointed by him.

11.15                         Subject to the requirements of clause 12 and the other provisions in this clause 11, the Board shall decide on matters by a simple majority vote. Each Director present, whether in person, telephonically or (where relevant) represented by an alternate, at any Board meeting shall have one vote (and, for the avoidance of doubt, any alternate present at a meeting shall be entitled (in the absence of his appointor(s)) to a separate vote on behalf of each Director he represents in addition to his own vote (if any) as a Director). The Chairman shall not have a deadlock breaking or casting vote.

11.16                         Subject to the provisions of clause 12, the Chief Executive Officer shall have (i) the authority and responsibility for implementing the Business Plan and each Budget and (ii) responsibility for the day-to-day management of the JVC including general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees.

11.17                         If the JVC misses an Exclusivity Milestone or Annual Opening Target by (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) or more at the end of any applicable Year (as each term is defined and set out in the Development Schedule attached to the Master Franchise and Development Agreement), at the request of BKAP, the Shareholders shall use their best efforts to replace the Chief Executive Officer of the JVC and such appointment shall require a unanimous vote by all Directors, provided that BKAP shall not request a replacement pursuant to this clause 11.17 until the second anniversary of the appointment of the relevant Chief Executive Officer.

11.18                         The JVC or its Subsidiary shall reimburse each Director for its reasonable out of pocket costs and expenses incurred in connection with attending any Board meeting.

11.19                         Notwithstanding anything to the contrary contained herein, (a) if BKAP ceases to own at least 50% of the aggregate number of BKAP Consideration Shares, then BKAP shall be entitled to appoint only one (1) Director so long as BKAP continues to own at least 25% of the aggregate number of BKAP Consideration Shares and remains a direct or indirect wholly owned Subsidiary of BKC, and (b) BKAP shall not be entitled to appoint any Directors if BKAP either (i) ceases to own at least 25% of the aggregate number of BKAP Consideration Shares or (ii) owns between 25% and 50% of the aggregate number of BKAP Consideration Shares but ceases to be a direct or indirect wholly owned Subsidiary of BKC; provided, however, that if and to the extent that BKAP transfers any of its Shares to another Shareholder pursuant to clause 16.1(b), then such Shares so transferred shall not be taken into account for purposes of determining BKAP’s holdings with respect to this clause 11.19.

11.20                         To the extent reasonably practicable and permissible by law, the Parties shall seek to not have boards of directors for the members of the JVC Group other than the JVC but instead shall procure that decisions are otherwise made and implemented by each member of the JVC Group other than the JVC. To the extent any JVC Group Company other than the JVC is required by law to have a board of directors, the Parties shall procure that the structure and rights of such board shall reflect the provisions of this clause 11 mutatis mutandis.

11.21                         The Board may, by resolution, designate from among the Directors one or more committees (including an audit/finance committee and compensation committee), each of which will be comprised of at least two (2) Directors and may designate at least two the Directors as alternate members of any such committee who may, subject to any limitations imposed by the Board, replace absent or disqualified Directors at any meeting of that committee. Furthermore, each Shareholder who is entitled to appoint a Director to the Board shall also be entitled to appoint a Director to serve as a member of the audit/finance committee, the compensation committee and any executive committee. Any such committee, to the extent provided in such resolution, will have and may exercise all of the authority of the Board, subject to the limitations set forth by applicable law or in the establishment of the committee. Subject to the foregoing, any members thereof may be removed by the unanimous decision of Board. Except as otherwise determined by the Board or required by applicable law, the provisions of this clause 11 relating to the Board and the Directors will apply to each committee and its members, mutatis mutandis.

12.                               RESERVED MATTERS

12.1                                The Shareholders shall use their respective powers to ensure, so far as they are legally able, that no action or decision is taken (whether by the Board, any member of the JVC Group or any of their officers or managers) to proceed with any of the matters specified in clause 12.2 (Reserved Matters) without the prior written consent of BKAP and the Investor. Notwithstanding the foregoing, in the event BKAP or the Investor ceases to hold at least 50% of the aggregate number of Shares acquired by such Person at Closing (and in the case of BKAP, in the event BKAP ceases to be an indirect wholly owned subsidiary of BKC), then BKAP or the Investor, as the case may be, shall no longer be entitled to approve Reserved Matters pursuant to this clause 12; provided, however, that if and to the extent that BKAP transfers any of its Shares to another Shareholder pursuant to clause 16.1(b), then such Shares so transferred shall not be taken into account for purposes of determining BKAP’s holdings with respect to this clause 12.

12.2                                The Reserved Matters are:

(a)                                         Articles: altering the Memorandum and Articles or other constitutional documents of the JVC;

(b)                                         changes in share capital: changing the share capital of the JVC, including issuance of new Shares (other than a Listing), the creation of new class of shares or changes in the rights or preferences of the share capital of the JVC; provided that if at any time after the third anniversary of the date hereof the JVC is in compliance with the Development Schedule and seeks to raise expansion capital by issuing additional Shares or share capital, then no Shareholder shall unreasonably withhold its consent to such issuance under this clause 12.2(b) so long as (i) such issuance is based on an independent valuation of the JVC provided by an internationally recognized investment bank, or (ii) the Shareholders are entitled to acquire their pro rata share of any such Shares or share capital in accordance with the preemptive rights to be set forth in the Memorandum and Articles, it being understood that it shall be reasonable for a Shareholder to withhold its consent to any issuance that is in violation of clause 22.2;

(c)                                          change in nature of Business: materially changing the nature or scope of the business of the JVC as set forth in the Memorandum and Articles;

(d)                                         acquisitions and disposals: any member of the JVC Group acquiring or disposing of (whether in a single transaction or series of transactions) any business (or any material part of any business) or any shares in any company where the value of that business or those shares exceeds US$25,000,000;

(e)                                          consolidation, amalgamation or merger: any member of the JVC Group consolidating with, amalgamating with, merging with or into, or selling, conveying, transferring, leasing or otherwise disposing of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any entity or permitting any entity to merge with or into any member of the JVC Group (in each case other than to or among other members of the JVC Group);

(f)                                           transactions with Shareholders or their Groups: any member of the JVC Group entering into, renewing or amending any transaction with any Shareholder or a member of its Group which is not on commercial arm’s length terms, provided that the foregoing shall not apply to franchise agreements with franchisees that are affiliates of the JVC Group;

(g)                                          management fees: any member of the JVC Group entering into any contract or arrangement to pay any management fee to the Investor or its Affiliate;

(h)                                         borrowings: any member of the JVC Group borrowing or raising money (including entering into any finance lease, but excluding normal trade credit and borrowings or raising of capital from Shareholders) for an amount exceeding the JV Debt by more than US$25,000,000 unless otherwise provided in the Business Plan;

(i)                                             accounting policies: except as required by Law, any material change in the Accounting Principles of the JVC and/or any change in the end of the Financial Year of the JVC;

(j)                                            auditors: appointing or removing the JVC’s Auditor other than in accordance with clause 14.5;

(k)                                         material litigation: decisions relating to the conduct (including the settlement) of any legal proceedings to which a member of the JVC Group is a party where there is a potential liability or claim of more than US$25,000,000;

(l)                                             winding-up; insolvency events: any proposal to wind up any member of the JVC Group or other proceeding seeking liquidation, administration (whether out of court or otherwise), reorganisation, readjustment or other relief under any bankruptcy, insolvency or similar law or the consent by such JVC Group member to a decree or order for relief or any filing of a petition, application or document under such law or to the appointment of a trustee, receiver, administrator (whether out of court or otherwise) or liquidator.

(m)                                     budget: approving JVC’s Budget if it materially deviates from the Business Plan after 2013 or any changes to the Budget which materially deviate from the Business Plan;

(n)                                         restructuring: any change to the corporate structure of the JVC Group that may materially increase or otherwise materially change BKAP’s liability in respect of Taxes;

(o)                                         Intellectual Property Rights: any member of the JVC Group making any material acquisition or disposal (including, subject to the terms of the Master Franchise and Development Agreement, any grant of any material licence) of or relating to any Intellectual Property Rights;

(p)                                         Business Plan:  material changes to the Business Plan after 2013;

(q)                                         dividends:  the JVC declaring or paying any dividend or distribution;

(r)                                            Development Plan:  approval of annual Development Plan; or

(s)                                           Change in code of conduct: materially changing the compliance programme and code of business ethics established pursuant to clause 13.1;

12.3                                General meetings of Shareholders shall take place in accordance with the applicable provisions of the Memorandum and Articles including on the basis that (i) the quorum shall be duly authorised representatives of Shareholders holding, in aggregate, not less than a majority of the issued and outstanding Shares and (ii) the notice of meeting shall set out an agenda identifying in reasonable detail the matters to be discussed (unless the Shareholders unanimously agree otherwise). Any matters requiring a general meeting of or approval by the Shareholders under relevant corporate laws shall be dealt with in accordance with the Memorandum and Articles and applicable corporate laws.

13.                               ANTI-CORRUPTION LAWS AND COMPLIANCE

13.1                                The Shareholders shall use commercially reasonable efforts to agree on and cause the JVC and each member of the JVC Group to adopt as soon as practicable following the Closing a compliance program and a code of business ethics to establish internal control and reporting mechanisms to prevent, detect, identify, investigate and correct unethical, illegal or otherwise improper business practices, including violations of the FCPA and all other anti- corruption, anti-bribery, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, regulations or orders in the Territory and any other relevant jurisdictions applicable to the JVC Group (together, the Anti-Corruption Laws).

13.2                                Each member of the JVC Group shall provide anti-corruption training to its employees, officers, directors and any other appropriate third parties on a regular basis and the JVC shall comply with the accounting control provisions (if any) of such Anti-Corruption Law(s).

13.3                                Each member of the JVC Group shall undertake that neither it nor any of its Subsidiaries, nor any of their respective directors, officers, agents or employees or any other person or any other person or entity affiliated with or acting for or on the behalf of them shall,

(i) directly or indirectly, use or offer to use any corporate funds for unlawful contributions, unlawful gifts, unlawful entertainment or make any other unlawful payment relating to political activity; make any unlawful payment to a foreign or domestic government official (including employees of wholly state-owned or partially state-owned entities) or to foreign or domestic political parties or campaign; violate any Anti-Corruption Laws; make any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment; or establish or maintain any unlawful or unrecorded funds; or (ii) agree to give any unlawful gift or similar unlawful benefit to any customer, supplier, or other person or entity.

13.4                                Each Shareholder shall inform the other Shareholder promptly after becoming aware that any foreign official (within the meaning of the FCPA) acquires equity interests in such Shareholder, provided that any such notification obligations will limited to those persons with a direct controlling interest and decision-making power of the business operations of the Investor or in the contractual relationship established by this Agreement.

13.5                                The JVC shall, as part of the internal controls referenced in clause 13.1, devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that—

(i)	transactions are executed in accordance with management’s general or specific authorisation;

(ii)

transactions are recorded as necessary (X) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (Y) to maintain accountability for assets;

(iii)	access to assets is permitted only in accordance with management’s general or specific authorisation; and

(iv)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

13.6                                At any time after Closing, in the event a Shareholder believes, in good faith, that there is prima facie evidence suggesting a violation by a member of the JVC Group or any director, officer or employee thereof of any Anti-Corruption Laws (a Compliance Breach), such Shareholder shall be entitled to provide written notice of its concerns to the Board (a Compliance Notice).

13.7                                The Parties shall use their respective commercially reasonable efforts to procure that a meeting of the Board is convened as soon as practicable after a Compliance Notice is sent pursuant to clause 13.6. In the event that the Board fails, in the reasonable opinion of such Shareholder, to promptly decide upon and approve an appropriate method by which the Compliance Breach identified in the Compliance Notice may be remedied promptly, such Shareholder shall have the right to (i) refuse to commit any additional capital or funding to any member of the JVC Group, any other provision of this Agreement notwithstanding and (ii) in the case of BKAP, cause the Investor to acquire all of its Shares at Fair Value in accordance with Schedule 10.

Notwithstanding the foregoing, a Shareholder’s right to take the action(s) specified above in this clause 13.7 shall be conditional upon (i) such Shareholder first receiving an opinion letter from external legal counsel representing the Shareholders providing such counsel’s view that there is evidence establishing a prima facie violation of one or more Anti-Corruption Laws and the Board has failed to approve an appropriate method by which the Compliance Breach identified in the Compliance Notice may be remedied and (ii) such Shareholder’s representatives on the Board having voted in favor of taking remedial action. To effectuate the foregoing, the Shareholders undertake to promptly hire external legal counsel to conduct an investigation and issue such opinion within ten (10) days of a determination by the Shareholders that the Compliance Breach identified in the Compliance Notice cannot be remedied. If the Shareholders are unable to agree upon such external legal counsel, then the Shareholders agree that they will hire one of the following law firms (or their successors) within the applicable ten (10) day time period: Willkie, Farr & Gallagher; Debevoise & Plimpton; and Shearman & Sterling. The Shareholders shall use their respective commercially reasonable efforts to ensure such opinion is treated as confidential and privileged, and that such privilege is waived only after prior agreement by all Shareholders.

14.                               FINANCIAL MATTERS

14.1                                JVC’s Financial Year shall be 1 January — 31 December, unless otherwise agreed in accordance with clause 12.

Maintenance of Books; Audit Rights

14.2                                JVC shall keep at the principal office of the JVC complete and accurate books, records and accounts of the JVC and supporting documentation of the transactions with respect to the conduct of the JVC’s business. Such books, records, and accounts shall, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the JVC in a manner compliant with the Anti-Corruption Laws. The books and records shall be maintained with respect to accounting matters in accordance with the Accounting Principles. All books and records shall be available at JVC’s principal office for examination by any Shareholder or such Shareholder’s duly authorised representative at any and all reasonable times during normal business hours with reasonable prior notice. Any Shareholder may request the audit of the JVC’s books and records at its own sole cost and expense.

Reporting

14.3                                Without prejudice to the generality of clause 14.2, JVC shall supply the Shareholders with copies of:

(a)                                         quarterly unaudited financial statement of the JVC in accordance with the Accounting Principles within thirty (30) Business Days after the respective quarter end. The quarterly financial statement shall be reviewed by the Auditors;

(b)                                         audited annual accounts for the JVC (complying with all relevant legal requirements) (which shall be prepared and reported on by the Auditors within five (5) months after the end of the Financial Year in question);

(c)                                          itemised revenue and capital budgets for each Financial Year covering each Subsidiary of the JVC and showing proposed trading and cash flow figures, manning levels and all material proposed acquisitions, disposals and other commitments for that Financial Year (a Budget); and

(d)                                         monthly/quarterly management accounts of each principal division of the JVC; these shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the principal divisions of the JVC.

Tax Filings

JVC shall always file on a timely basis all Tax declarations required under applicable Law and comply on a timely basis with their respective obligations under applicable Tax Law. JVC, at a Shareholder’s request, shall provide to such Shareholder any information reasonably required by the requesting Shareholder in order to comply with its own obligations under applicable Law, including the preparation of a Shareholder’s future tax returns as required by the relevant Authorities, as soon as reasonably practicable and in any event no later than 90 days following the end of the financial year to which it relates. Such information shall be prepared on a basis consistent with the requirements of the jurisdictions in which the tax reporting obligations apply from time to time as established by then current law or practice.

Auditors and Accounting Principles

14.4                                JVC shall prepare its financial statements and management accounts in accordance with the Accounting Principles.

14.5                                The Auditor of the JVC shall be one of Deloitte Touche Tohmatsu, PricewaterhouseCoopers, Ernst & Young or KPMG or their respective affiliated audit entities.

14.6                                The Parties agree that the Accounting Principles to be adopted by JVC must be in accordance with US GAAP.

15.                               CHANGE OF CONTROL; LISTING OF THE INVESTOR

15.1                                Until the fourth anniversary of the Closing Date, the Investor undertakes to BKAP that no Change of Control of the Investor shall take place without the prior written approval of BKAP.

15.2                                From and after the fourth anniversary of the Closing Date, if a Transfer of equity securities of the Investor would constitute a Change of Control, then BKAP’s right to participate in such Transfer pursuant to clause 24 shall be modified as described in clause 24.7.

15.3                                The Investor undertakes that it shall not list any of its share capital on any regulated market or stock exchange anywhere in the world prior to a Listing of the JVC’s Shares.

16.                               WARRANT; OPTION TO PURCHASE

16.1                              The Shareholders agree that:

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

17.                               LISTING

17.1                                Each of the Shareholders acknowledges and agrees that it is the intention that the JVC Group’s business should be developed so that, as soon as is practicable, the Shares in the capital of the JVC (or another intermediary holding company of the JVC Group’s business) are admitted to trading on the stock exchange of Hong Kong, Singapore or New York, or on any other regulated market of one or more recognised stock exchanges which provides a liquid and genuine market for the Shares of sufficient liquidity (a Listing).

17.2                                Without prejudice to clause 17.1, at any time after completion of all Subsequent Investor Cash Contributions, any Shareholder holding fifteen percent (15%) or more of the issued share capital of the JVC may give notice to the Board and the other Shareholders (a Listing Notice) that it desires the JVC and the other Shareholders to take such steps as may be necessary to obtain a Listing at the sole cost and expense of JVC.

17.3                                Following a Listing Notice, the JVC shall appoint an internationally recognised firm of investment bankers selected by the Board (which firm shall be reasonably familiar with the markets and sector in which the JVC Group operates and not a member of any Shareholder’s Group), to advise on the viability of obtaining a Listing and act as the managing underwriter in relation to the Listing (the Sponsor). If the Board determines, in consultation with the Sponsor, that a Listing is not viable, then the remaining provisions of this clause 15 shall cease to apply with respect to such Listing Notice. No Shareholder shall be entitled to give another Listing Notice until after six (6) months from the date of the previous Listing Notice. If the Sponsor advises that a Listing is viable, then:

(a)                                         the Shareholders will co-operate fully with each other and the JVC and their respective financial and other advisers in relation to the timing of, and actions to achieve, the Listing in accordance with the rules and regulations of the relevant recognised investment exchange or competent listing authority;

(b)                                         the Shareholders will provide all necessary assistance and information as the JVC or the Sponsor may reasonably require for the preparation and verification of any prospectus, listing particulars or registration statement in respect of the JVC;

(c)                                          if existing Shares are intended to be placed or offered for sale in connection with the Listing, each Shareholder shall have the right (but not the obligation) to place or offer for sale its Shares in connection with the Listing, pro rata to its Equity Proportion;

(d)                                         the Shareholders shall execute all such documents and deeds, and do all such acts and things, as the JVC or the Sponsor may request as being reasonably necessary or expedient for the purpose of obtaining the Listing and which are in accordance with market practice at such time (including altering the articles of association or equivalent constitutional documents of any member of the JVC Group, entering into any agreement to be bound by dealing restrictions, passing such resolutions as may be required, approving the appointment and removal of Directors and the giving of customary warranties (including as to title to any shares) by the parties or Directors) conditioned upon completion of the Listing;

(e)                                          in the event that the governing body or listing authority of a stock exchange on which a Listing is sought requires that the franchise or intellectual property licence arrangements between BKAP and the JVC Group (the Business Arrangements) be revised in order to obtain a Listing on such stock exchange and the Parties believe it is in the best interest of the JVC Group to obtain a Listing on such stock exchange at such time, the Parties shall use their respective reasonable efforts to amend the then existing Business Arrangements (including the Master Franchise and Development Agreement) to facilitate the Listing conditioned upon completion of the Listing, while aiming to preserve the financial, development and other material terms contained within the then existing Business Arrangements; and

(f)                                           the parties will co-operate to ensure that the Shareholders will continue to be entitled to exercise board appointment and other control rights in relation to the JVC following the Listing (unless market practice at such time clearly indicates that such rights would be undesirable).

17.4                                No Shareholder shall be obliged to subscribe for any new securities of the JVC issued pursuant to any placing or offer for sale, including in connection with a Listing.

18.                               CONFIDENTIALITY

18.1                                BKAP and the Investor shall jointly agree, in writing, the manner, content and timing of the disclosure of any other press releases, announcements or any disclosures whatsoever relating to this Agreement and the transactions herein, except to the extent such release, announcement or disclosure may be required by Law, US or PRC franchise disclosure requirements and/or the US Securities and Exchange Commission (or any foreign equivalent) or other stock exchange on which the shares of a Party or its Affiliates at the time may be registered, in which case the Party required to make the release, announcement or disclosure shall (to the extent legally permitted reasonably practicable) allow the other Parties reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure and if desired, seek a protective order or similar relief, if applicable.

18.2                                Except as set forth above, each Party, for itself and its respective Affiliates, officers, employees, counsels, accountants and other authorised representatives, undertakes to keep this Agreement, its provisions and Exhibits, and all information and materials, whether written, oral, electronic or otherwise, obtained or received from the other Parties during the negotiation, preparation and performance of this Agreement, as well as all sensitive business and proprietary information related to any member of the JVC Group or their business operations, strictly confidential (Confidential Information). For the avoidance of doubt, Confidential Information shall not include ordinary-course-of-business information of a nature that is not customarily kept confidential. The Parties and their respective Affiliates further undertake not to use or disclose any Confidential Information except for the purposes hereof.

18.3                                Disclosure of information shall not be considered a violation hereof in case:

(a)                                 a prior written consent to the disclosure is obtained from the person which owns the Confidential Information;

(b)                                 the relevant information is or becomes generally available to the public other than as a result of a breach hereof;

(c)                                  the information is or becomes known or available to the disclosing person or any of its Affiliates on a non-confidential basis from a source (other than the person owning the information or any of its Affiliates) that, to the receiving person’s best knowledge, after due inquiry, it is not prohibited from disclosing such information as a consequence of an obligation owed to the person owning the information or any of its Affiliates;

(d)                                 the information is developed by the disclosing person independently and without reference to any Confidential Information of the person owning the information;

(e)                                  the information was already lawfully known to the receiving person or its Affiliates as of the date of its disclosure by the other person;

(f)                                   the information is required to be disclosed under applicable Laws, US or PRC franchise disclosure requirements and/or the US Securities and Exchange Commission (or any foreign equivalent) or other stock exchange on which the shares of a Party or its Affiliates at the time may be registered, provided that the disclosing person must always previously consult with the person owning the information before the disclosure thereof to the extent legally permitted and not impracticable;

(g)                                  in connection with a Listing; provided that any member of the JVC Group will not disclose any information of a nature proprietary to the Burger King System that is not customarily disclosed to investors in comparable situations and which a reasonable prospective investor would not need to know to make an informed investment decision, and provided further that BKAP shall have the right to review and approve any disclosure with respect to the Burger King System; or

(h)                                 to a potential acquirer of shares in a member of the JVC Group or Investor, subject to identifying the information as confidential to such person and such person entering into a customary confidentiality agreement providing for third-party beneficiary rights in favour of that member of the JVC Group or Investor, as the case may be, and JVC’s other shareholders or providing that the disclosing party shall be liable to BKAP for any disclosure of Confidential Information by such person in breach of its confidentiality restrictions.

18.4        If a Party becomes compelled in any Claim or is requested by a competent Authority to make any disclosure that is prohibited or otherwise constrained hereby, it shall provide the other Parties (to the extent legally permitted and not impracticable) with reasonably prompt notice of such compulsion or request so that it may seek (at its sole cost) an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. In the absence of a protective order or other remedy, such Party may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of such Party’s counsel, such Party is legally required or compelled to disclose or that has been requested by such Authority; provided, however, that such person shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Confidential Information is so disclosed.

18.5        The confidentiality obligations undertaken herein shall be valid and enforceable against the Parties until five (5) years after the later to occur of the termination of this Agreement in accordance with its terms or such Party ceasing to be a Shareholder, provided that the confidentiality obligations with respect to Confidential Information relating to the Burger King System that is of a proprietary, trade secret nature shall continue indefinitely.

19.                               TAX MATTERS

19.1        Each of the Shareholders agrees to provide such information, and to co-operate to such extent, as may be reasonably requested in connection with the making of any returns, claims, or elections for taxation purposes (i) by JVC or any other member of the JVC Group in relation to the taxation affairs of the JVC Group or (ii) by any Shareholder in relation to the taxation affairs of any member (or former member) of its Group.

19.2                        Circular 698 Tax Matters.

(a)                                 Filing of Circular 698 Returns. BKAP shall use commercially reasonable efforts to timely file, or cause to be timely filed, all information and Tax Returns that are due under PRC Law (including, without limitation, pursuant to PRC Circular 698) in connection with the transactions hereunder (the Circular 698 Returns), and such Circular 698 Returns shall be true, accurate and complete in all material respects. Within ten (10) Business Days of filing the Circular 698 Returns, BKAP shall provide the Investor with final, accurate copies of all such Circular 698 Returns that were filed.

(b)                                 Assessment of Circular 698 Taxes. BKAP shall provide the Investor with accurate copies of any official assessments of the PRC Tax authorities with respect to the Circular 698 Returns within ten (10) Business Days of receipt thereof, and BKAP shall timely pay, or cause to be timely paid, all Taxes due and payable with respect to such official assessments.

(c)                                  BKAP Tax Contest. BKAP shall notify the Investor within ten (10) Business Days upon receipt by BKAP or any of its Affiliates of notice of any pending or threatened PRC Tax audit, assessment or other review affecting the Circular 698 Returns (a BKAP C698 Claim), and BKAP or such Affiliate shall keep the Investor reasonably informed on the status of any such BKAP C698 Claim.

19.3                        Tax Indemnity

(a)                                 Subject to the limitations set forth in clause 6.5, BKAP hereby covenants with the Investor to indemnify the Investor and the JVC Group and to hold each of the foregoing persons harmless against any liability of the JVC Group to make or suffer an actual payment of Tax and all Losses which have been actually incurred or suffered (including all Losses incurred or suffered at any future time after such Losses have been actually incurred or suffered) by any JVC Group member in connection with such liability (determined on a net basis taking into account any actual financial benefit that such JVC Group member has received as a result of such Tax liability):

(i)                  arising in respect of, by reference to or in consequence of any income, profits or gains earned, accrued or received in respect of any time prior to the Closing Date to the extent that such JVC Group member either retains the benefit of such income, profit or gain at the Closing Date, or such income, profit or gain has been expended or distributed by such JVC Group member; or

(ii)               arising out of any failure, whether intentional or not, by such JVC Group member to comply with any applicable laws of the PRC or of any other applicable jurisdiction relating to Tax, occurring or arising from any fact, event or matter that occurred at any time prior to the Closing Date; or

(iii)            properly attributable to BKAP including any Tax payable pursuant to PRC Circular 698,

save to the extent that provision in respect of the liability to Tax has been made in the Last Accounts.

(b)                                 For the purpose of clause 19.3, there shall be treated as an actual payment of Tax equal to the amount of Tax saved in consequence of any use or set off of

(i)                  any relief arising to any JVC Group member in respect of an event occurring or period ending after Closing; or

(ii)               any relief arising to the Investor,

in circumstances where, but for such use or set off, such JVC Group member would have been liable to make an actual payment of Tax. Any reference to an event which occurs or occurred on or before Closing shall include a series or combination of events the first of which occurred on or before Closing.

(c)                                  Subject to the limitations set forth in clause 6.5, BKAP shall pay to the Investor or, at the Investor’s direction, the JVC (provided that in the Investor’s reasonable opinion they would be necessary for the purpose of the JVC’s operations) the full amount claimed under clause 19.3 (such amount shall be grossed up to include all Taxes, interests and penalties arising thereof) on or before the date which is forty-five (45) Business Days after written demand is made therefore.

(d)                                 BKAP hereby covenants with the Investor, subject to the limitations set forth in clause 6.5, to indemnify the Investor, their Affiliates and the JVC Group from, and to hold each of the foregoing persons harmless against any, Losses incurred by either of the foregoing persons at any time as a result of BKAP’s or its applicable Affiliate’s failure to make any filings or reports which are required to be made in connection with the transactions contemplated hereunder and the Equity Transfers pursuant to the applicable tax laws, including the prevailing PRC Corporate Income Tax Law.

20.                               NON-COMPETITION; OUTSIDE ACTIVITIES

20.1        The Investor and any of its Affiliates (including, for the avoidance of doubt, each of its shareholders) shall not at any time acquire or own any ownership interest in, consult, open, operate or act as a franchisee for any Competitor whether directly or indirectly, with the exception of purely financial investments in publicly listed companies without the ability to control the strategy and business of such companies, not to exceed 5% of the outstanding equity of such publicly-listed company. For the sake of clarity, neither the operations of TAB Gida or its Affiliates as conducted on the date hereof (nor the direct or indirect investment in

TAB Gida by the Kurdoğlu Family, KRD Kurdoğlu and Cartesian (or any of their respective Affiliates)) shall be prohibited by this clause 20.

20.2           Nothing in this Agreement shall prevent the Investor from owning any ownership interests in, opening, operating or acting as a franchisee for any fast food burger restaurants under the Burger King System either through JVC Group or otherwise.

20.3           The obligations set out in clause 20.1 shall, with respect to any given party to which they apply, terminate twelve (12) months after the earlier of (i) the date on which neither it nor any of its Affiliates are shareholders in the JVC and (ii) the termination of this Agreement for any reason; provided that Cartesian’s obligation under this clause 20.3 shall terminate earlier if approved by BKAP in writing (which approval shall not be unreasonably withheld).

20.4           The Shareholders expressly acknowledge that,  (i)  subject to compliance with clause 20.1, the Investor and its respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in other, complementary or competing lines of business other than through the JVC Group (each, an Other Business), (ii) subject to compliance with clause 20.1, the Investor and its Affiliates may have or may develop a strategic relationship with businesses that are and may be competitive or complementary with the JVC Group, (iii) subject to compliance with clause 20.1, neither the Investor nor its respective Affiliates shall be prohibited by virtue of its investment in JVC from pursuing and engaging in any such activities, (iv) neither the Investor nor its respective Affiliates shall be obligated to inform the JVC or any of its Subsidiaries of any such opportunity, relationship or Investment, (v) the other Shareholders will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of the Investor and/or its Affiliates, and (vi) the involvement of any equityholder of the Investor and/or its Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the JVC or its Shareholders or any of its Subsidiaries. Without limiting the foregoing, nothing contained in this clause 20.4 shall limit the obligations of the Investor under clause 17 or 20.1.

21.                               REGULATORY MATTERS

21.1           The Shareholders shall co-operate with each other to ensure that all information required in connection with any notification or filing or request from a regulatory authority made in respect of this Agreement, or the transactions contemplated by it, is supplied properly, accurately and timely.

21.2           If any material Regulatory Action is taken or threatened, the Shareholders shall timely meet to discuss (i) the situation and the action to be taken as a result and (ii) whether any modification to the terms of this Agreement (or any agreement entered into pursuant to this Agreement) should be made in order that any requirement (whether as a condition of giving any approval, clearance or consent or otherwise) of any regulatory authority may be reconciled with the business arrangement contemplated by this Agreement. The Parties shall co-operate to give effect to any agreed modifications.

22.                               TRANSFERS OF SHARES

22.1           Prior to a Listing or the fourth anniversary of the Closing Date, whichever is the earlier, no Shareholder shall at any time, directly or indirectly, effect a Transfer of Shares other than:

(a)                                 a Transfer of Shares held by BKAP or the Investor to an Affiliate of BKAP or the Investor, respectively, provided that, in each case, the transferring Shareholder and the transferee shall provide an undertaking that, upon the transferee ceasing or proposing to cease to be an Affiliate of the transferring Shareholder, the transferee shall immediately transfer all of its interest in any Shares to the transferring Shareholder or to another member of the transferring Shareholder’s Group (an Intra- Group Transfer);

(b)                                 a Transfer to a Third Party Purchaser (after compliance with clauses 23 and 24):

(i)                 with the prior written consent of the non-transferring Shareholders at their sole discretion;

(ii)                  for Shares representing not more than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) of Shares held by that Shareholder and is effected after the second anniversary but prior to the third anniversary of the Closing Date;

(iii)                   for Shares representing not more than (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)  of the Shares held by that Shareholder and is effected after the third anniversary but prior to the fourth anniversary of Closing Date; or

(iv)                  for Shares representing up to 100% of the Shares held by that Shareholder and is effected after the fourth anniversary of the Closing Date in accordance with and as required or permitted by clauses 23 and 24.

22.2        Notwithstanding any other provision of this Agreement, no Shareholder may, without the prior written consent of the other Shareholder, effect a Transfer of its Shares at any time:

(a)                                 when it is not in compliance in all material respects with any of its material obligations hereunder;

(b)                                 to a Competitor;

(c)                                  before the pre-emption and tag-along rights contained in clauses 23 and 24 have first been exhausted (other than an Intra-Group Transfer);

(d)                                 to a Third Party Purchaser when, if BKAP is the Non-Transferring Shareholder, BKAP has not yet received the results of a background check on the transferee and all principals thereof or such results reveal (i) prior or current criminal activity which would, or would reasonably be expected to, rise to the level of a felony offense; (ii) evidence of significant moral turpitude or reputational issues; or (iii) that the Third Party Purchaser or any of the principals thereof has voluntarily disclosed or admitted to, or has otherwise been found by a court of competent jurisdiction to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti-Corruption Laws.

22.3                        The provisions of Schedule 9 shall apply in relation to any Transfer of Shares.

22.4        Notwithstanding anything to the contrary, the provisions of this clause 22 shall apply to any Transfer of equity securities of the Investor,  mutatis mutandis, provided that if (a) such Transfer would require the consent of BKAP pursuant to clause 22.1 (other than by operation of this clause 22.4), (b) the transferee will not have the right to appoint a member of the Board or the board of directors (or similar governing body) of the Investor, and (c) such transfer will not result in a Change of Control, then notwithstanding anything to the contrary contained herein, BKAP’s consent under clause 22.1 shall not be required with respect to such Transfer (it being understood and agreed, however, that the foregoing will not impact BKAP’s rights under clauses 22.2(b) and (d), which will continue to apply to such Transfer).

23.                               RIGHT OF FIRST REFUSAL

23.1        If a Shareholder (the Transferor) wishes to accept a bona fide offer in writing (the Offer) to purchase all or a portion of its Shares made by a third party that is not an Affiliate of the Transferor (in each case, a Third Party Purchaser), it shall serve on the other Shareholders (each, a Non-Transferring Shareholder and collectively, the Non-Transferring Shareholders) a notice in writing (the Transfer Notice) offering to transfer all of the Transferor’s Shares to the Non-Transferring Shareholders in proportion (as nearly as may be) to the number of Shares held by the Non-Transferring Shareholders as at the date of the Transfer Notice and at the same price as set out in the Offer and on terms which are no less favourable than those contained in the Offer. The Transfer Notice shall:

(a)                                 state the number of Shares (the Relevant Sale Securities) which the Transferor is proposing to transfer and the number of Relevant Sale Securities offered to each Non- Transferring Shareholder (each a Proportionate Entitlement) (and for the avoidance of doubt if there is only one Non-Transferring Shareholder that Shareholder will be offered all of the Relevant Sale Securities);

(b)                                 state the price, which must be cash, at which the Transferor desires to Transfer the Relevant Sale Securities (the Sale Price);

(c)                                  give details of the Third Party Purchaser to whom the Transferor wishes to Transfer the Relevant Sale Securities;

(d)                                 include any other material terms of the proposed Transfer (the Transfer Offer Terms);

(e)                                  state the date (being a reasonably appropriate number of days after the date of service of the Transfer Notice) (the Reference Date) and place for completion of the Transfer in the event that the right of first refusal under clause 23.2 hereof is exercised; and

(f)                                   be irrevocable, once given.

23.2        Each of the Non-Transferring Shareholders shall be entitled, within twenty (20) Business Days after receipt of a Transfer Notice (the Acceptance Period), to give notice in writing (the Purchase Notice) to the Transferor of:

(a)                                 its wish to purchase a Proportionate Entitlement of the Relevant Sale Securities offered to it by the Transferor at the relevant portion of the Sale Price and on the Transfer Offer Terms, to itself or to its Affiliate (in accordance with clause 21.1(a)); and

(b)                                 if applicable, its wish to apply for Relevant Sale Securities in excess of its Proportionate Entitlement by specifying in its Purchase Notice the number of Relevant Sale Securities in excess of its Proportionate Entitlement which it is prepared to purchase.

23.3           If there is more than one Non-Transferring Shareholder who serves a Purchase Notice, the Relevant Sale Securities shall be allocated to such Non-Transferring Shareholders in proportion as nearly as may be to their respective Proportionate Entitlements. If any Non- Transferring Shareholder fails to serve a Purchase Notice before the expiry of the Acceptance Period, it shall be deemed to have declined the offer by the Transferor constituted in the Transfer Notice. For the avoidance of doubt, if the Third Party Purchaser in clause 23.1(c) happens to be a Shareholder, such Third Party Purchaser and the Non-Transferring Shareholder(s) having served a Purchase Notice as provided in this clause 23.3 shall purchase the Relevant Sale Securities in proportion, as close as possible, to their respective Proportionate Entitlements.

23.4        If any Non-Transferring Shareholder has applied for less than its Proportionate Entitlement:

(a)                                 the excess shall be allocated (as nearly as may be) to each Non-Transferring Shareholder who has applied for Relevant Sale Securities in excess of its Proportionate Entitlement, pro rata to the number of Shares held by the Non- Transferring Shareholders who have so applied as at the date of the Transfer Notice; and

(b)                                 any allocation made under this clause shall not, however, result in any Non- Transferring Shareholder being allocated more Relevant Sale Securities than it has applied for; any remaining excess shall be apportioned between the other Non- Transferring Shareholders by applying this clause excluding each Non-Transferring Shareholder who has been allocated the maximum it applied for.

23.5        If a Purchase Notice is served for all of the Relevant Sale Securities in accordance with the requirements of clause 23.2, then, subject only to any required Consents and compliance with applicable Law (including anti-trust requirements, if any):

(a)                                 the relevant Non-Transferring Shareholder(s) shall be bound to complete or procure the completion of the transfer of the Relevant Sale Securities at the Sale Price and upon the Transfer Offer Terms on the Reference Date and at the place stated in the Transfer Notice; and

(b)                                 the Transferor shall be bound, on receipt of payment of the Sale Price, to transfer the Relevant Sale Securities to the Non-Transferring Shareholder(s) or its Affiliate as the Non-Transferring Shareholder may direct, on the Reference Date and at the place stated in the Transfer Notice.

23.6        If any Consent has not been obtained by the Reference Date, completion of the Transfer will take place within ten (10) Business Days of the date on which of the last Consent to be obtained is obtained. If any Consent has not been obtained within ninety (90) days after the Reference Date, the Transfer Notice shall lapse and have no further effect.

23.7                        If:

(a)                                 at the end of the Acceptance Period, none of the Non-Transferring Shareholders has served a Purchase Notice or Purchase Notices have been served by Non-Transferring Shareholders for less than all of the Relevant Sale Securities; or

(b)                                 any of the Non-Transferring Shareholders which has served a Purchase Notice fails to proceed with the completion of the Transfer in accordance with clause 23.5 and any other Non-Transferring Shareholders do not fulfil the defaulting Shareholders obligations,

23.8        (a ROFR Longstop Event), then the Transferor shall be at liberty thereafter to (i) withdraw its Transfer Notice and retain all the Relevant Sale Securities or (ii) transfer all the Relevant Sale Securities at any time within sixty (60) days of the ROFR Longstop Event to the person specified in the Transfer Notice on terms not more favourable than those offered to the Non-Transferring Shareholders under this clause 23. The Transferor shall indicate whether it has elected for option (i) or option (ii) by notice to the Non-Transferring Shareholders, within ten (10) Business Days of the ROFR Longstop Event. If it does not so elect, it shall be deemed to have elected for option (i).

23.9        For the avoidance of doubt, this clause 23 shall not apply in case of Intra-Group Transfers.

24.                               TAG ALONG RIGHT

24.1           If any of BKAP or the Investor, prior to a Listing, desires to Transfer all or any portion of its Shares on a bona fide arm’s length sale to a Third Party Purchaser in accordance with clause 23.7, it shall not complete the Transfer unless it ensures that the Third Party Purchaser offers to buy, on the same terms (including price per Share) that apply to the purchase of the Relevant Sale Securities, from each Non-Transferring Shareholder the Tag- Along Pro Rata Shares of the Shares to be sold. Non-Transferring Shareholders’ Tag-Along Pro Rata Shares shall mean the ratio that (i) the sum of the number of Shares held by Non- Transferring Shareholders bears to (ii) the sum of the total number of then issued and outstanding Shares of the JVC. The offer shall:

(a)                                 be irrevocable and unconditional (except for any conditions which apply to the proposed Transfer of the Relevant Sale Securities);

(b)                                 describe all material terms and conditions (including terms relating to price, time of completion and conditions precedent) agreed between the selling Shareholders and the Third Party Purchaser;

(c)                                  be governed by the laws of Hong Kong; and

(d)                                 be open for acceptance by the other Shareholders during a period of not less than ten (10) days after receipt of the offer.

24.2        Each Non-Transferring Shareholder shall, within ten (10) days following the delivery of the offer, deliver a written notice to the Transferring Shareholder, specifying its election and the number of Shares to be sold to the Third Party Purchaser. Failure of a Non- Transferring Shareholder to deliver its notice within such period shall be deemed a waiver by that Non-Transferring Shareholder of its rights under this clause 24. Such notice shall be irrevocable and shall only be subject to no other Non-Transferring Shareholder exercising its right of first refusal under clause 23 within the Acceptance Period.

24.3        If a Non-Transferring Shareholder accepts an offer made in accordance with clause 24.1, the Transfer shall be conditional upon completion of the Transferor’s Transfer to the Third Party Purchaser and shall be completed at the same time as that Transfer.

24.4        The Non-Transferring Shareholder will Transfer its Shares to the Third Party Purchaser at the time and place at which the Transferor shall Transfer its Relevant Sale Securities to the Third Party Purchaser. The Non Transferring Shareholder will not be obligated to Transfer any Shares to the Third Party Purchaser if the Transferor defaults in its obligation to Transfer its Relevant Sale Securities to the Third Party Purchaser.

24.5        In the event that the material terms or conditions of the Transfer to the Third Party Purchaser set forth in offer shall be modified, or the Third Party Purchaser shall refuse to purchase the Shares from the Non Transferring Shareholder, the Transferor shall not Transfer to the Third Party Purchaser any Relevant Sale Securities without again complying with all of the terms and provisions of this clause. In addition, any Relevant Sale Securities that are not Transferred by the Transferor to the Third Party Purchaser in compliance with this clause prior to the date which is ninety (90) Business Days following the termination of the rights of the Non-Transferring Shareholder pursuant to clause 24.2 may not be Transferred by the Transferor without complying again with the provisions of this clause 24 and clause 23.

24.6        For the avoidance of doubt, this provision shall not apply in case of Intra-Group Transfers.

24.7        Notwithstanding anything to the contrary, the provisions of this clause 24 shall apply to any Transfer of equity securities of the Investor, mutatis mutandis, provided that if such Transfer would result in a Change of Control of the Investor, then at the option of BKAP, BKAP’s Tag Along Pro Rata Share shall mean 100% of BKAP’s Shares.

25.                               DEED OF ADHERENCE

25.1        The Parties will procure that it shall be a condition of any Transfer or issue of Shares that if the transferee or subscriber (the Acquirer) is not already a party to this Agreement whether as an original party or by having executed a Deed of Adherence, the Acquirer shall:

(a)                                 where the Acquirer will after such Transfer or issue of Shares hold 25% or more of the issued share capital of the JVC (disregarding any shares issued or transferred pursuant to clause 16 or pursuant to a management incentive plan approved by the Board), enter into and deliver to JVC, BKAP, the Investor and any other Shareholders a New Party Deed of Adherence in the form set out in Part B Schedule 7 in a legally binding manner before it becomes the holder of such Shares; or

(b)                                 where the Acquirer will not after such Transfer or issue of Shares hold 25% or more of the issued share capital of the JVC (disregarding any shares issued or transferred pursuant to clause 16 or pursuant to a management incentive plan approved by the Board), enter into a shareholders’ agreement with the JVC, BKAP, the Investor and any other Shareholders on terms to be agreed between the parties thereto. For the avoidance of doubt, the Parties agree that no rights to vote in respect of any Reserved Matter or to appoint Directors to the Board shall be granted to such an Acquirer under its shareholders’ agreement.

25.2        An Acquirer who enters into a Deed of Adherence shall be designated by the Deed of Adherence as a Party and a Shareholder and shall also be designated as:

(a)                                 BKAP, if the Transfer is by BKAP to a Third Party Purchaser that acquires Shares representing at least 25% of the issued share capital of the JVC (disregarding any shares issued or transferred pursuant to clause 16  or pursuant to a management incentive plan approved by the Board), or the Transfer, issue or allotment is to a member of BKAP’s Group.

(b)                                 the Investor, if the Transfer is by the Investor to a Third Party Purchaser that acquires Shares representing at least 25% of the issued share capital of the JVC (disregarding any shares issued or transferred pursuant to clause 16 or pursuant to a management incentive plan approved by the Board), or the Transfer, issue or allotment is to a member of the Investor’s Group.

For the avoidance of doubt, the foregoing shall in no event be construed as creating joint and several liability between Third Party Purchaser and either BKAP or the Investor, as the case may be, for the obligations set forth in this Agreement.

25.3        A person who has entered into a Deed of Adherence pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions of this Agreement as if he were party to it in the capacity designated in the Deed of Adherence, and this Agreement shall be interpreted accordingly. A party may be designated in a Deed of Adherence in more than one capacity.

26.            TERMINATION

26.1 Unless terminated earlier in accordance with clause 4.4 or 26.4, this Agreement shall remain valid and in force with a fixed term until 31 December 2031, and shall thereafter automatically renew for additional 5 year periods unless terminated by a Shareholder with a six-month notice period with effect as of 31 December 2031 or the end of any of the subsequent five-year periods.

26.2  Without prejudice to clause 17.3(f), clauses 11, 12, 13, 15.2, 15.3, 17, 22, 23, 24 and 25 shall terminate and cease to be of further legal effect upon the consummation of a Listing.

26.3        Without prejudice to clause 17.3(f) or clause 26.2, upon the consummation of a Listing, the Parties shall cooperate in good faith to amend this Agreement (taking into account the termination of the provisions enumerated in clause 26.2) to comply with applicable listing rules and to reflect the then-existing relationship among the Parties.

26.4        This Agreement:

(a)           may be terminated by written consent of all of the Parties hereto; and

(b)                                 shall be terminated with respect to any Shareholder, automatically upon the date such Shareholder ceases to be a shareholder of the JVC by the transfer of all of its Shares in the JVC in accordance with the terms of this Agreement.

27.            WINDING UP

27.1        Prior to any resolution for winding up the JVC being passed, the Shareholders shall seek to agree on a suitable basis for dealing with the JVC’s interests and assets in such event. For this purpose:

(a)                                 the Shareholders shall co-operate (but without any obligation to provide any additional funding or guarantee) with a view to enabling all existing obligations of the

JVC to be completed insofar as its resources allow. The Shareholders shall consult together with a view to JVC novating or re-allocating outstanding contracts within the JVC Group’s business in a suitable manner;

(b)                                 JVC shall not assume any new contractual obligation for the supply of products or services;

(c)                                  unless the Shareholders agree otherwise, the Shareholders shall ensure that the JVC is wound up as soon as practicable; and

(d)                                 each Shareholder shall promptly deliver up to each other Shareholder, and JVC shall as soon as reasonably practicable deliver up to each Shareholder, all drawings, notes, copies or other representations of confidential information proprietary to and/or originating from that other Shareholder or its Group.

This Agreement shall terminate upon completion of such winding-up except that winding-up shall not affect the obligations of the parties under clause 18 (Confidentiality) which shall remain in full force and effect.

27.2        If BKAP ceases or is about to cease to be a Shareholder or to have any of its Subsidiaries as a Shareholder, each Shareholder shall, at the request of that party exercise its powers with a view to ensuring that the JVC’s name (or that of any other relevant member of the JVC Group) is changed so that it no longer includes the name, initials or trade mark, or any reference to the name, initials or trade mark, of the Shareholder making the request.

28.            FURTHER ASSURANCES

28.1        So far as it is legally able, each Shareholder agrees with the others to exercise all voting rights and powers (direct or indirect) available to it in relation to any person and/or JVC to ensure that the provisions of this Agreement (and the other agreements referred to in this Agreement) are completely and punctually fulfilled, observed and performed and generally that full effect is given to the principles set out in this Agreement.

28.2        Each Shareholder shall ensure that its Subsidiaries perform (i) all obligations under this Agreement which are expressed to relate to members of its respective Group and (ii) all obligations under any agreement entered into by any of its Subsidiaries pursuant to this Agreement. The liability of a Shareholder under this clause 28.2 shall not be discharged, or impaired by any amendment to or variation of this Agreement any release of or granting of time or other indulgence to any of its Subsidiaries or any third party or any other act, event or omission which but for this clause would operate to impair or discharge the liability of such Shareholder under this clause 28.2.

29.            CLAIMS BY JVC AGAINST SHAREHOLDERS

If any member of the JVC Group has or may have any claim against a Shareholder or any member of its Group arising out of any agreement entered into by a Shareholder or any member of that Shareholder’s Group, that Shareholder will ensure that its nominated Directors shall not do anything to prevent or hinder any member of the JVC Group asserting or enforcing the claim against the first mentioned Shareholder and that they shall, if necessary, enable all decisions regarding such claim to be taken by the Directors nominated by the Shareholders wishing to assert or enforce the claim. This is without prejudice to any right of the defendant Shareholder itself to dispute the claim.

30.            INDEPENDENCE OF OBLIGATIONS

Subject to any explicit provisions otherwise, the Shareholders shall not be jointly and severally liable with respect to their obligations under this Agreement.

31.            NON-ASSIGNMENT

No party shall (nor shall purport to) assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it in whole or in part (otherwise than pursuant to a transfer of Shares in accordance with the terms of this Agreement).

32.            WAIVER OF RIGHTS

No waiver by a party of a failure by any other party to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.

33.            AMENDMENTS

33.1        No amendment of this Agreement (or of any of the documents referred to in it) shall be valid unless it is in writing and duly executed by or on behalf of all the parties to it.

33.2        In the event that the governing body or listing authority of a stock exchange on a Listing is sought requires certain amendments to this Agreement to be made in order for the JVC Group or any part thereof to be eligible for admission to trading on that stock exchange, the Parties shall negotiate in good faith to amend this Agreement accordingly and shall use reasonable endeavours to ensure that the intended effect of the provisions of this Agreement is retained to the extent possible under such circumstances.

34.            INVALIDITY

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect in any jurisdiction it shall have no effect in that respect, and the Parties shall then use all reasonable efforts to replace the invalid or unenforceable provision by a valid provision the effect of which is as close as possible to its intended effect as possible.

35.            NO PARTNERSHIP OR AGENCY

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the Shareholders nor, except as may be expressly set out in it, constitute any party the agent of the other for any purpose. Unless the Shareholders agree otherwise in writing, none of them shall (i) enter into any contract or commitment with third parties as agent for any member of the JVC Group or for any of the other Shareholders or (ii) describe itself as such an agent or in any way hold itself out as being such an agent.

36.            ANNOUNCEMENTS

36.1        No Party (nor any member of its Group) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement without the prior written approval of all the Shareholders (such approval not to be unreasonably withheld or delayed).

36.2        The restriction in clause 36.1 shall not apply to the extent that any announcement or circular is required by Law, by any stock exchange or any regulatory or supervisory body, whether or not the requirement has the force of law. If this exception applies, the Party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other Party in advance as to its form, content and timing.

37.            COSTS

Unless expressly provided otherwise in this Agreement, each of the Shareholders shall be responsible for its own costs, charges and expenses (including taxation) incurred in connection with the Transaction.

38.            WHOLE AGREEMENT

38.1        This Agreement and the Ancillary Agreements set out the whole agreement between the Parties relating to the Transaction and supersedes any prior agreement (whether oral or written) relating to it. It is agreed that:

(a)                                 no Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of any other Party in relation to the Transaction which is not expressly set out in this Agreement; and

(b)                                 except for any liability in respect of a breach of this Agreement, no Party shall owe any duty of care or have any liability in tort or otherwise to any other party in relation to the Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

38.2        Each Party represents to the others that there is no agreement or arrangement between itself and any other Party or Parties pertaining to any of the matters set forth in this Agreement save for the Transaction Documents and the collaboration agreement entered into between KRD Kurdoğlu and Cartesian on or about the date hereof in relation to governance matters of the Investor.

39.            CONFLICT WITH ARTICLES

39.1        If the provisions of this Agreement conflict with the Memorandum and Articles or JVC’s other constitutional documents, the provisions of this Agreement shall prevail as between the Shareholders. The Shareholders shall (i) exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement and (ii) (if necessary) ensure that any required amendment is made to the Memorandum and Articles or other constitutional document of the JVC.

39.2        JVC is not bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any statutory power of the JVC. This shall not affect the validity of the relevant provision as between the Shareholders or the respective obligations of the Shareholders as between themselves under clause 39.1.

40.            NOTICES

40.1        Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that, in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

40.2        The address and fax numbers of the parties for the purpose of clause 40.1 are as set forth in Schedule 8.

41.            SETTLEMENT OF DISPUTES AND ARBITRATION

41.1        If any dispute, controversy or claim arises out of or in connection with this Agreement and/or any other Transaction Document, including the breach, termination or invalidity thereof (Dispute), any party may serve written notice on the other Parties that a Dispute has arisen (Notice of Dispute).

41.2        The Parties shall use reasonable efforts for a period of thirty (30) days from the date on which the Notice of Dispute is served by one Party on the other Parties (or such longer period as may be agreed in writing between the Parties) to resolve the Dispute on an amicable basis.

41.3        If the Dispute is not resolved within the time period referred to in clause 41.2, the Dispute shall be referred to the respective chief executives (or, to the extent such position does not exist, executive vice presidents) of the Ultimate Holding Companies of the Shareholders who shall attempt to resolve the Dispute. If the respective chief executives (or, to the extent such position does not exist, executive vice presidents) of the Ultimate Holding Companies of the Shareholders fail to resolve the Dispute within thirty (30) days (or such longer period as may be agreed in writing between the Parties), the Dispute shall be resolved in accordance with clause 41.4 below.

41.4        Subject to clauses 41.1 to 41.4, the Dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English, save that all documents filed in the arbitration do not have to be translated from their original language unless expressly ordered by the tribunal in consultation with the Parties.

42.            COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

43.            NO THIRD PARTY ENFORCEMENT RIGHTS

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to persons who are not a party to this Agreement. To the extent this Agreement grants expressly rights to third parties (other than the JVC), the parties to this Agreement shall be permitted to change or exclude such rights at any time without the consent of the respective third party; provided that if and to the extent that this Agreement grants any third-party right to the JVC, such right shall not be waived, changed or excluded by the JVC without the prior consent of both the Investor and BKAP (and the Investor and the JVC shall procure that the JVC shall not waive, change or exclude any right in contravention of this clause 43).

44.            GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, Hong Kong law.

SCHEDULE 1 - A

BK CHINA BUSINESS

Part A

Structure Chart

Part B

Burger King Restaurants

Restaurants owned by BK Shanghai:

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

Restaurants owned by PRC Joint Ventures:

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

SCHEDULE 1 — B

WARRANTIES ON BK CHINA BUSINESS

Part A: General/Commercial

1.                      THE SELLER AND THE SALE EQUITY

1.1.                          Details of JVC; BKAP Subsidiaries; Information Provided

(a)                 Each BKAP Subsidiary is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the date of this Agreement.

(b)                 Except as set out or contemplated in this Agreement or as otherwise set forth in the Disclosure Schedule, the shares or equity interests in each of the BKAP Subsidiaries constitute the whole of the issued share capital of the relevant BKAP Subsidiary and they are fully paid or properly credited as fully paid and BKAP is or will at Closing be (i) the sole beneficial owner of such shares or equity interests free from all Third Party Rights and (ii) entitled to transfer or procure the transfer of such shares or equity interests on the terms of this Agreement. The information on each of the BKAP Subsidiaries provided in the Due Diligence CD is in all material respects true, accurate, complete and not misleading as at the date of this Agreement.

(c)                  HK Development has, directly or indirectly, full legal and beneficial ownership of all of the equity interests in each of BK Beijing and BK Shenzhen free from Third Party Rights. HK Development owns 30% of the equity interests in BK Guangzhou free from Third Party Rights. Upon the Completion of the Equity Transfers and the BKHK Transfer, the ownership structure of the JVC shall be as set forth in Schedule 1-A, Part A of the Agreement.

(d)                 Except as set forth in the Disclosure Schedule, the total registered capital for each BKAP Subsidiary has been fully paid in, and there is no liability to pay any additional contributions in respect of the shares or equity interests in each BKAP Subsidiary.

(e)                  Except as set forth in the Disclosure Schedule, there is no agreement or obligation requiring the increase, reduction, contribution, issuance, transfer or pledge, or of the grant to any person of the rights to require the issuance, transfer or pledge, of the registered capital of any BKAP Subsidiary.

1.2.                          Due Diligence Matters

(a)                 Other than Burger King (Shanghai) Commercial Consulting Company Ltd., BKAP does not hold any shares, interests or equity in any other person in connection with the BK China Business that is not being contributed, directly or indirectly, to the JVC under the Agreement.

(b)                 HK Development has made all filings and reports with the Governmental Entities in the PRC which are required to be made by HK Development in connection with the sale and transfer of the Mainstreet Equity Interests to HK Development.

2.                      FINANCIAL MATTERS

2.1                               The Accounts. The Last Accounts give a true and fair view of the state of affairs of each BKAP Subsidiary and its assets and liabilities as at the Last Accounts Date and of the results thereof for the financial year ended on the Last Accounts Date and:

(a)                 the Last Accounts make full provision for or disclose in accordance with the relevant generally accepted accounting principles all material liabilities (whether actual, contingent or disputed and including finance lease commitments and pension liabilities), all material outstanding capital commitments and all material bad or doubtful debts of each BKAP Subsidiary; and

(b)                 the results shown by the Last Accounts were not affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of those periods unusually high or low.

2.2                               Management Accounts. The Management Accounts of each BKAP Subsidiary for all periods ended after the Last Accounts Date to which they relate were properly prepared in all material respects using accounting policies consistent with those adopted in the preparation of the Accounts. On the basis of the accounting bases, practices and policies used in their preparation and having regard to the purpose for which they were prepared, the Management Accounts are not misleading in any material respect.

2.3                               Position since Last Accounts Date. Since the Last Accounts Date:

(a)                 there has been no Material Adverse Change;

(b)                 each BKAP Subsidiary has carried on business in the ordinary and usual course and no BKAP Subsidiary has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(c)                  no BKAP Subsidiary has declared, authorised, paid or made any dividend or other distribution (whether in cash, stock or in kind) nor has it reduced any paid-up share capital (except for any dividends provided for in the Accounts);

(d)                 no BKAP Subsidiary has increased or reduced, or agreed to increase or reduce, its registered capital;

(e)                  no BKAP Subsidiary has entered into any material agreement outside the ordinary course of business, other than in connection with the Equity Transfers and the Agreement; and

(f)                   no BKAP Subsidiary has acquired or disposed of, or agreed to acquire or dispose of, any asset having a value in excess of US$1,000,000.

2.4                               No undisclosed liabilities; Financial Debt. There are no actual or contingent liabilities (including with respect to indebtedness) of any BKAP Subsidiary except for (i) liabilities disclosed or provided for in the Last Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the Last Accounts Date which, taken together, do not result in a Material Adverse Change or (iii) liabilities disclosed elsewhere in this Agreement.

2.5                               Past transactions in accordance with applicable laws. No BKAP Subsidiary has issued any dividend to BKAP in violation of applicable Law.

2.6                               Amounts due to Affiliates. Except for amounts payable to BKAP in the ordinary course of business pursuant to commercial contracts that have been disclosed to the Investor prior to the date hereof, immediately after Closing, there will be no outstanding amounts owed by the BKAP Subsidiaries to BKAP or it Affiliates.

3.                      REGULATORY MATTERS

3.1                               Licences. Each BKAP Subsidiary has obtained all material licences, permissions, authorisations (public or private) and consents (together, Approvals) required for maintaining its corporate existence in good standing and required for carrying on its business substantially in the manner in which it is carried on at the date of this Agreement, in each case in accordance with all applicable laws and regulations. These Approvals are in full force and effect, are not limited in duration or subject to any materially unusual or onerous conditions, and have been complied with in all material respects. So far as BKAP is aware, there are no circumstances which indicate that any Approval will or is likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the transactions contemplated by this Agreement or any of the Transaction Documents or otherwise).

3.2                               Compliance with Law. Each BKAP Subsidiary has conducted its business and corporate affairs in accordance with its articles of association, by-laws or other equivalent constitutional documents and in all material respects in accordance with all applicable Law and regulations. Each BKAP Subsidiary is not in default of any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

3.3                               Absence of certain Business Practices; Propriety of Payments. No BKAP Subsidiary has, nor has any shareholder, director, officer, employee or agent of such BKAP Subsidiary or any other person acting on behalf of such BKAP Subsidiary, (i) directly or indirectly, used or offered to use any corporate funds for unlawful contributions, unlawful gifts, unlawful entertainment or to make any other unlawful payment relating to political activity; made any unlawful payment to a foreign or domestic government official (including employees of wholly state-owned or partially state-owned entities) or to foreign or domestic political parties or campaign; violated any Anti-Corruption Laws; made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment; or established or maintained any unlawful or unrecorded funds; or (ii) agreed to give any unlawful gift or similar unlawful benefit to any customer, supplier, or other person or entity.

4.                      THE BUSINESS ASSETS

4.1                               Existing Restaurants. Part A, Section 4.1 of the Disclosure Schedule sets forth a true and complete list of the existing restaurants in the Territory that are owned (directly or indirectly) by BK Shanghai (for the purposes of this clause 4.1 only, the Existing Restaurants) and the PRC Joint Ventures as at the date hereof, and for each Existing Restaurant: (i) its location, and (ii) ownership information concerning the restaurant. The assets which are either owned by BK Shanghai or in which BK Shanghai has a contractual or other right to use together with the agreements to which BK Shanghai is a party, taken as a whole, are sufficient and appropriate for operating the Existing Restaurants, as currently operated. Since 1 January 2012, the Existing Restaurants were operated in the ordinary course of business and in substantially the same manner as during the fiscal year ended on 31 December 2011. Except as set forth in Part A, Section 4.1 of the Disclosure Schedule there are no unpaid and outstanding rental fees due by BK Shanghai to the landlord of any Existing Restaurant.

4.2                               Insurances. A summary of the insurances maintained by or covering each BKAP Subsidiary is set out in Part A, Section 4.1 of the Disclosure Schedule. The details in that summary are in all material respects true, accurate and not misleading. Those insurances are in full force and effect, are not void or voidable and all premiums payable to date have been paid and, to BKAP’s Knowledge, there are no circumstances which might lead to the insurers avoiding any liability under them or the premiums being increased. To BKAP’s Knowledge, Closing will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance. Neither BKAP nor any BKAP Subsidiary has any outstanding material claim under any such insurance and, to BKAP’s Knowledge, there are no circumstances likely to give rise to such a claim.

5.                      CONTRACTUAL MATTERS

5.1                               No contracts. Except as specified in Part A, Section 5 of the Disclosure Schedule, no BKAP Subsidiary is a party to any agreement or arrangement which:

(a)                 was entered into otherwise than in the ordinary course of business or not on arm’s length terms;

(b)                 requires, or confers any right to require, the issue of any shares, debentures or other securities of any BKAP Subsidiary now or at any future time;

(c)                  establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement;

(d)                 establishes any material agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement; or

(e)                  is a bid, tender, proposal or offer which, if accepted, would result in any BKAP Subsidiary being committed to any agreement or arrangement of a kind described in paragraphs 5.1(a) to 5.1(d) above.

5.2                               Defaults. No BKAP Subsidiary is in default under any material provision of any material existing agreement to which it is a party and, to BKAP’s Knowledge, there are no circumstances likely to give rise to such a default. To BKAP’s Knowledge, no party with whom any BKAP Subsidiary has entered into any material existing agreement is in default under any material provision of it and there are no circumstances likely to give rise to such a default.

5.3                               No termination. As at the date hereof, all material contracts to which the BKAP Subsidiaries are party are valid and binding obligations of the BKAP Subsidiaries and each other party thereto. No written notice of termination or of intention to terminate has been received or given by any BKAP Subsidiary in respect of any such agreements as at the date hereof.

5.4                               Intra-group agreements. Except as set forth in Part A, Section 5.4 of the Disclosure Schedule and except for the agreements contemplated hereunder, as at the date hereof, there are no other agreements in place between BKAP (and any of its Affiliates) on the one side and any of the BKAP Subsidiaries on the other.

6.                      LITIGATION

Except as set forth in Part A, Section 6 of the Disclosure Schedule, as of the date hereof, there are no pending or, to BKAP’s Knowledge, threatened Claims of civil,

tax, labour, environmental, professional regulatory or any other nature pending against or any investigation involving or affecting any BKAP Subsidiary, and no BKAP Subsidiary has received any notices from any Authority that may reasonably be expected to result in any such Claims. Except as set forth in Part A, Section 6 of the Disclosure Schedule, as at the date hereof, there is no decision, judgment, injunction, writ from a civil, tax, labor, environmental, professional regulatory or other nature by or before any court, administrative or other Authority pending or, to BKAP’s Knowledge, threatened, against any BKAP Subsidiary.

7.                      INSOLVENCY ETC.

7.1                               Winding up. No order has been made, petition presented or meeting convened for the winding up of BKAP, any BKAP Subsidiary or BKC or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of any BKAP Subsidiary concerned are distributed amongst the creditors and/or shareholders or other contributors, and, to BKAP’s Knowledge, there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would be reasonably likely to justify any such cases or proceedings.

7.2                               Administration and receivership. No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to BKAP, any BKAP Subsidiary or BKC and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any BKAP Subsidiary nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

7.3                               Voluntary arrangement etc. None of BKAP, BKAP Subsidiaries or BKC has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

Part B: IP

1.                                      IP. The BKAP Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Burger King Marks necessary to conduct the business of the BKAP Subsidiaries and the Existing Restaurants within the Territory as currently conducted. To BKAP’s Knowledge, the conduct of the business of the BKAP Subsidiaries and the Existing Restaurants as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property Rights of any third party within the Territory in any material respects.

2.                                      Licenses. The licences granted pursuant to the (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) binding and in force. None of the parties to them is in material default, and to BKAP’s Knowledge there are no grounds on which they might be terminated and no disputes have arisen or to BKAP’s Knowledge are foreseeable in connection with them.

3.                                      Encumbrances. The licenses granted pursuant to (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) are not subject to any security interest, option, mortgage, charge or lien, and such licenses will not be lost, or rendered liable to termination, by virtue of the acquisition of the Mainstreet Equity Interests or the performance of this Agreement.

Part C Leasehold Property

1.                                      Leasehold Property. Part C, Section 1 of the Disclosure Schedule sets out a complete list of BKAP Subsidiaries’ leasehold properties (the Leasehold Property). The use of the Leasehold Property by BKAP Subsidiaries is in material compliance with all applicable land- use, planning, zoning and property laws.

2.                                      No Adverse Notice. No BKAP Subsidiary has received written notices of any pending or threatened Action by any Governmental Entity which would materially adversely affect its rights to the Leasehold Property or any part thereof or give rise to any payment obligation on the part of any BKAP Subsidiary in relation to maintaining such rights.

3.                                      No other Property. No BKAP Subsidiary owns, leases or occupies, or has any outstanding liability in respect of, any land or buildings other than the Leasehold Property.

4.                                      Leases. In relation to Leasehold Properties:

(a)                 there are no unpaid and outstanding rental fees in excess of US$100,000 in the aggregate due by any BKAP Subsidiary to the landlord of that property;

(b)                 there are no subsisting notices alleging a material breach of any material covenants, conditions and agreements contained in the relevant leases, on the part of the tenant; and

(c)                  no material tenancy is being continued after the contractual expiry date whether pursuant to statute or otherwise.

Part D: Environmental Matters

1. Compliance with Environmental Laws. Each BKAP Subsidiary is in material compliance with all requirements of Environmental Laws.

Part E: Employment

1.                      Employees. Part E, Section 1 of the Disclosure Schedule sets out a complete and accurate list of all Key Employees of each BKAP Subsidiary as of the date hereof. Except as indicated in Part E, Section 1of the Disclosure Schedule, as of the date hereof, no written notice of termination or of intention to terminate has been received or given by any BKAP Subsidiary in respect of any such Key Employee. For the purposes of this clause, Key Employee means any employee with an annual base salary of no less than RMB120,000 (excluding bonuses and other benefits).

2.                      Employment Agreements and Termination.

(a)                 There are no unpaid and outstanding salaries due by any BKAP Subsidiary to its employees except those unpaid and outstanding in the ordinary course;

(b)                 No material outstanding liability has been incurred by any BKAP Subsidiary for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services; and

(c)                  Except as required under applicable Law and agreed by the Investors, no material gratuitous payment has been promised to be made or given by any BKAP Subsidiary in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any BKAP Subsidiary, or otherwise in connection with the transactions contemplated by this Agreement.

Part F: Taxes

Each BKAP Subsidiary has duly prepared and filed, in a timely manner and in accordance with all applicable laws, all Tax returns, statements, reports and forms required to be filed. All such returns are true and complete in all material respects and all Taxes due and payable on the returns have been fully paid in a timely manner. There are no Tax-related audits, actions, proceedings, investigations, claims or assessments pending, or, to BKAP’s Knowledge, proposed or threatened in writing against or with respect to any BKAP Subsidiary. No BKAP Subsidiary has received any tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Governmental Entity competent for the imposition of any Tax which would affect the Tax situation of any BKAP Subsidiary in any period ending after the payment date.

SCHEDULE 2

MASTER FRANCHISE AND DEVELOPMENT AGREEMENT

SCHEDULE 3

INITIAL DIRECTORS

Initial Directors appointed by Investor

1.             Korhan Kurdoğlu

2.             Erhan Kurdoğlu - Chairman

3.             Peter Yu

Initial Directors appointed by BKAP

4.             Daniel Schwartz

5.             Elias Diaz Sese

SCHEDULE 4

DEVELOPMENT AND FRANCHISE AGREEMENTS

Part A Development Agreements

All Development Agreements with BK Beijing and BK Shenzhen have been terminated.

Part B 2.                                                                                          Franchise Agreements between BK Shanghai and the PRC Joint

Ventures (excluding BK Guangzhou):

No.	Name of PRC Subsidiary franchisee	BK#	Execution Date	Restaurant location to which Franchise Agreement relates

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

SCHEDULE 5

CLOSING ARRANGEMENTS

Part A

Closing

1.                                      At Closing:

1.1                               BKAP shall:

(a)                                 contribute and transfer to the JVC (or, if so directed by JVC, a 100% owned subsidiary of JVC) the entire issued share capital of HK Development and any outstanding shareholder loan owed by HK Development at Closing;

(b)                                 deliver or procure the delivery to the JVC of an application letter in respect of the BKAP Consideration Shares;

(c)                                  enter into the Master Franchise and Development Agreement in the form attached hereto as Schedule 2 with BK Shanghai;

(d)                                 enter into the PRC Company Franchise Agreement in the form attached as Exhibit G to the Master Franchise and Development Agreement with BK Shanghai;

(e)                                  deliver to the Investor and the JVC a certified copy of minutes of the board of directors of BKAP (or extracts thereof) approving and authorising the performance by it of all of its obligations and transactions contemplated under this Agreement;

(f)                                   deliver to the Investor documents evidencing approvals by and registrations with applicable Chinese Governmental Entities of (a) the Equity Transfers, (b) the change of directors, legal representative and supervisor for each of BK Shenzhen and BK Beijing in connection with the Equity Transfers, and (c) the amendments to the articles of association for each of BK Shenzhen and BK Beijing in connection with such Equity Transfers; and

(g)                                  deliver to the Investor letters of resignation duly executed by those directors, officers, legal representatives, supervisors and general managers of each BKAP Subsidiary (as applicable) requested by the Investor at least five (5) Business Days prior to Closing and relevant shareholders’ resolutions or board resolutions (as applicable) effectuating the resignation of such directors, officers, legal representatives, supervisors and general managers from the board of directors and management for each BKAP Subsidiary.

1.2                               the Investor shall:

(a)                                 pay the First Investor Cash Contribution to the JVC Account in immediately available funds for the account of the JVC;

(b)                                 deliver or procure the delivery to the JVC of an application letter in respect of the Investor Shares; and

(c)                                  deliver to each of BKAP and the JVC a certified copy of the minutes of the board of directors of the Investor (or extracts thereof) approving and authorising the performance by it of all of its obligations and transactions contemplated under this Agreement; and

1.3                               the JVC shall:

(a)                                 allot and issue to BKAP (credited as fully-paid) the BKAP Consideration Shares, enter the name of BKAP in its register of members as the holder of the BKAP Consideration Shares subscribed for by it and issue and deliver the relevant share certificate(s) to BKAP in respect of the BKAP Consideration Shares subscribed for by it;

(b)                                 allot and issue to the Investor (credited as fully-paid) the Investor Shares, enter the name of the Investor in its register of members as the holder of such Investor Shares subscribed for by it and issue and deliver the relevant share certificate(s) to the Investor in respect of the Investor Shares subscribed for by it;

(c)                                  deliver to each of BKAP and the Investor a certified copy of minutes of the Board (or extracts thereof) approving and authorising the performance by it of all of its obligations and transactions contemplated under this Agreement; and

1.4                               KRD Kurdoğlu shall deliver to BKAP the legal opinion of Somay Hukuk Bürosu, Turkish counsel to KRD Kurdoğlu, that (i) KRD Kurdoğlu has been duly incorporated and is validly existing, (ii) has legal capacity to enter into and perform its obligations under this Agreement, (iii) (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) of the shares in each of the entities comprising the Ecosystem have been duly transferred to KRD Kurdoğlu and that all such transfers have been completed and that KRD Kurdoğlu has been duly registered in the share ledgers of each of the entities comprising the Ecosystem as a shareholder in respect of the number of shares in that member of the Ecosystem transferred to it, (iv) the obligations assumed by KRD Kurdoğlu under this Agreement are legal, valid and binding and are enforceable against it in accordance with its terms in the Republic of Turkey, in a form acceptable to BKAP.

2.                                      If either BKAP or the Investor fails or is unable to comply with any of its obligations under paragraph 1 of Part A of this Schedule, each non-breaching Party shall not be obliged to perform any of its obligations under that paragraph and may by written notice to the breaching Party and any other non-breaching Party:

(a)                                 defer the Closing for a maximum period of one (1) month, in which case this paragraph 2 shall apply to the Closing as so deferred; provided that such deferral right cannot be exercised by any Party after the Longstop Date;

(b)                                 waive all or any such act or obligation and proceed to the Closing as far as practicable; or

(c)                                  terminate this Agreement (other than the Surviving Provisions).

Part B

Subsequent Investor Capital Contributions

1.              The First Investor Cash Contribution shall be made at the Closing.

2.              The second Investor Cash Contribution shall be made no later than the date that is one year after the Closing Date (the Second Investor Cash Contribution).

3.              The final Investor Cash Contribution shall be made no later than the date that is two years after the Closing Date (the Third Investor Cash Contribution).

SCHEDULE 6

JVC SHAREHOLDINGS

Part A

JVC Shareholdings Upon Closing

Shareholder	Number of Shares	Representing % in the issued share capital of the JVC
Pangaea Foods, SPC	2,175	72.5%
BKAP	825	27.5%
Total	3,000	100.00%

SCHEDULE 7

DEED OF ADHERENCE

Part A: JVC Deed of Adherence

THIS DEED is made on [•]

BY [•] (the JVC)

WHEREAS:

(A)                               On [                       ], the Investor and BKAP entered into a joint venture and investment agreement governing their subscription for Shares in and subsequent relationship as shareholders in the JVC and establishing the manner in which the affairs of the JVC would be conducted (such agreement being as amended, supplemented or novated from time to time) (the JVI Agreement).

(B)                               This Deed is entered pursuant to clause 1.3 of the JVI Agreement.

NOW THIS DEED WITNESSES as follows:

1.                                      Words and expressions defined in the JVI Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

2.                                      The JVC hereby undertakes with the Investor and BKAP to be bound by and comply in all respects with the JVI Agreement, and to assume the benefits of the JVI Agreement, as if the JVC had executed the JVI Agreement and was named as a party to it.

3.                                      The JVC warrants to BKAP that (A) it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and it has the legal right and full power and authority to enter into and perform this Deed. This Deed has been duly entered into by the JVC and constitutes valid and binding obligation of the JVC, enforceable against it as set forth herein; (B) No consent, approval, filing or authorisation from any Authority is necessary or shall be obtained for the signature and performance by the JVC of this Deed, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to consummate the Transaction or to perform its obligations under this Deed. The execution and delivery of this Deed by it does not, and the consummation by it of the transactions contemplated by this Deed will not, (i) conflict with,  or result in any violation or breach of, any provision of charter, by-laws, or other organisational document of the JVC or (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any material mortgage, security interest, pledge, lien, charge or encumbrance on its assets under, any of the terms, conditions or provisions of any material lease, licence, contract or other agreement, instrument or obligation to which the JVC is a party or by which it or any of its properties or assets may be bound.

4.                                              This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

The provisions of clause 41 of the JVI Agreement shall apply to this Deed.

IN WITNESS WHEREOF this Deed has been duly executed the day and year first above written.

SIGNED SEALED and DELIVERED	)
by [name of signatory],	)
the authorised representative of	)	[seal and signature]
[name of company], whose	)
signature(s) is/are verified by:	)

SIGNED SEALED and DELIVERED	)
by [name of signatory],	)
the authorised representative of	)	[seal and signature]
[name of company], whose	)
signature(s) is/are verified by:	)

SIGNED SEALED and DELIVERED	)
by [name of signatory],	)
the authorised representative of	)	[seal and signature]
[name of company], whose	)
signature(s) is/are verified by:	)

Part B: New Party Deed of Adherence

THIS DEED is made on [                                                                                                                                                                                                             ]

BY [                                                                                                                               ] of [                                                                                                                                                                                                                      ] (the New Party)

WHEREAS:

(C)               On [                                                                                                                                                 ], the persons in the Schedule to this Deed entered into a joint venture and investment agreement governing their relationship as shareholders in [ ]  (the JVC) and establishing the manner in which the affairs of the JVC would be conducted (such agreement being as amended, supplemented or novated from time to time) (the JVI Agreement).

(D)               [By a transfer dated [                                                      ], [                                                   ] transferred to the New Party [       ] Shares in the JVC.]

(E)                [By an allotment of shares on [       ], the JVC allotted [      ] Shares to the New Party.]

(F)                 This Deed is entered into in compliance with the terms of clause 25 (Deed of Adherence) of the JVI Agreement.

NOW THIS DEED WITNESSES as follows:

5.                                      Words and expressions defined in the JVI Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

6.                                      The New Party hereby undertakes with (a) the JVC and each of the other persons in the Schedule to this Deed and (b) each such other person who may from time to time expressly adhere to the JVI Agreement, to be bound by and comply in all respects with the JVI Agreement, and to assume the benefits of the JVI Agreement, as if the New Party had executed the JVI Agreement and was named as a party to it.

7.                                      [[     ] hereby fully and irrevocably assigns to the New Party the right to appoint one Director to the Board pursuant to clauses 11.3 and 11.6 of the JVI Agreement.] [TBD]

8.                                      The New Party hereby represents, warrants and undertakes to the JVC and to each of the other Shareholders (and each other person who may from time to time expressly adhere to the JVI Agreement) in the terms (as applicable) set out in clause[6.1]of the JVI Agreement, but so that such representations, warranties and undertakings (as applicable) shall be deemed to be given on the date of this Deed and shall be deemed to refer to this Deed of Adherence as well as the JVI Agreement.

9.                                      For the purpose of the JVI Agreement, the New Party’s address for notices shall be as follows:

Address:

Fax No:

For the attention of:

10.                               This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

The provisions of clause 41 of the JVI Agreement shall apply to this Deed.

IN WITNESS WHEREOF this Deed has been duly executed the day and year first above written.

SIGNED SEALED and DELIVERED	)
by [name of signatory],	)
the authorised representative of	)	[seal and signature]
[name of company], whose	)
signature(s) is/are verified by:	)

SIGNED SEALED and DELIVERED	)
by [name of signatory],	)
the authorised representative of	)	[seal and signature]
[name of company], whose	)
signature(s) is/are verified by:	)

SIGNED SEALED and DELIVERED	)
by [name of signatory],	)
the authorised representative of	)	[seal and signature]
[name of company], whose	)
signature(s) is/are verified by:	)

Solicitor, Hong Kong SAR

SCHEDULE 8

NOTICE ADDRESSES

Part A - INVESTOR OR ANY GUARANTOR

KRD Kurdoğlu
Dikilitaş Mah.Emirhan Cad No: 109.
Kat:19 Atakule — Balmumcu
Istanbul Turkey
Facsimile: +90 212 310 6410
Attention: Erhan Kurdoğlu and Korhan Kurdoğlu

with a copy to:

Cartesian Capital Group, LLC
505 Fifth Avenue, 15th Floor
New York, NY 10017
Facsimile: 212-446-6366
Attention: Peter Yu and Paul S. Hong

Part B - BKAP

BK AsiaPac, Pte. Ltd
101 Thomson Road
#13-03/04 United Square
Singapore 307591

with copy to:

Burger King Corporation
5505 Blue Lagoon Drive
Miami, FL 33126
Facsimile: +1 305 378 7868
Attention: Lisa Giles-Klein, Vice-President, Assistant General Counsel

SCHEDULE 9

TRANSFER TERMS

1.                                      This Schedule sets out the terms on which any Transfer of Shares are to be made under clauses 22, 23 and 24.

2.                                      In this Schedule :

(a)                                 Buyer(s) means the Non-Transferring Shareholders, BKAP, the Investor, or a Third Party Purchaser (as the case may be) acquiring the Seller’s Securities;

(b)                                 Consent means regulatory approval or the consent of a third party or a Shareholder;

(c)                                  Relevant Notice means the relevant Transfer Notice or Option Notice (as the case may be);

(d)                                 Sale Proportion means the proportion which the Seller’s Securities to be transferred to the Buyer (or, where more than one, to each Buyer) bears to the number of Seller’s Securities held by the Seller prior to the transfer;

(e)                                  Seller means the Transferring Shareholder, the Transferor, BKAP, or the Investor (as the case may be); and

(f)                                   Seller’s Securities means the Seller’s Shares or the Relevant Sale Shares (as the case may be).

3.                                      Any Transfer of Seller’s Securities pursuant to clauses 22, 23 and 24 shall be on the following terms:

(a)                                 the Seller’s Securities shall be sold free from all liens, charges and encumbrances and third party rights, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the Relevant Notice;

(b)                                 with effect from the completion date the Buyer shall assume any obligations of the Seller (and any member of its Group) (in each case in the Sale Proportion) under, and shall ensure the release of, any guarantees, indemnities, letters of comfort and/or counter-indemnities given by the Seller to third parties in relation to the business of the JVC. This is without prejudice to the right of the Buyer(s) to receive a contribution from the Seller and any member of its Group for its share of any claims attributable to any liabilities arising in respect of the period before the completion date;

(c)                                  if completion without a Consent, would breach any relevant law or regulation or provision of an entity’s constitutional documents, the transfer shall be conditional on obtaining the Consent, the relevant parties shall take all reasonable steps to obtain the Consent as soon as possible after the date of the transfer and any time period stated in the procedure to be followed under this Agreement to effect the transfer shall be deemed to be extended until such time as the Consent has been obtained;

(d)                                 the Seller shall deliver to the Buyer(s) duly executed transfer(s) in favour of the Buyer(s), or as it or they may direct, together with, if appropriate, certificate(s) for the Seller’s Securities and a certified copy of any authority under which such transfer(s)

is/are executed and, against delivery of the transfer(s), the Buyer(s) shall pay the consideration for the Seller’s Securities (in the Sale Proportion) to the Seller in cleared funds for value on the completion date;

(e)                                  the parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the Buyer(s) or in case of a Third Party Purchaser, as otherwise agreed by the Seller and the Buyer(s)) (in the Sale Proportion) are registered in the name(s) of the Buyer(s) or as it or they may direct;

(f)                                   the Seller shall do all such other things and execute all other documents (including any deed) as the Buyer(s) may reasonably request to give effect to the sale and purchase of the Seller’s Securities; and

(g)                                  if requested by the Buyer(s), the Seller shall ensure that all the Directors appointed by it resign, the JVC shall release the Directors from any and all obligation (save in respect of any antecedent breach) and the resignation(s) take effect without any liability on the JVC for compensation for loss of office or otherwise.

4.                                      The transfer terms of paragraph 3 above (except for paragraph (b)) shall also apply to any Intra-Group Transfer on the basis that references to the Buyer(s) shall be deemed to be references to the transferee and references to the Seller shall be deemed to be references to the transferring Shareholder.

SCHEDULE 10

FAIR PRICE VALUATION

1.                                      The Fair Price for any Ordinary Shares to be valued for the purposes of clauses 2.3(c) and 10.5 (the Valuation Shares) shall (subject to the final sentence of this paragraph) equal the arithmetic average of (i) the fair price of such Valuation Shares as calculated by an internationally recognized investment bank selected by the Investor, (ii) the fair price of such Valuation Shares as calculated by an internationally recognized investment bank selected by BKAP, and (iii) the fair price of such Valuation Shares as calculated by an internationally recognized investment bank selected by the investment banks described in the foregoing clauses (i) and (ii) and reasonably acceptable to the Investor and BKAP. The investment banks described above shall be collectively referred to as Valuation Experts. Notwithstanding anything to the contrary contained herein, for purposes of determining the arithmetic average of the valuations prepared by the Valuation Experts, the parties shall disregard the valuation provided by any Valuation Expert if such valuation is more than 25% greater or less than the middle valuation provided by the Valuation Experts, provided that, for the purpose of this sentence, in the event two of the valuations prepared by the Valuation Experts are the same, such valuation shall be treated as such middle valuation.

2.                                      Each of the Valuation Experts shall determine its calculation of the fair price of the Valuation Shares on the following basis:

(a)                                 by valuing JVC on a going concern basis for an arms’ length sale between a willing buyer and a willing seller and on the assumption that the subject matter of the valuation is exposed to an open market;

(b)                                 by valuing the Valuation Shares by reference to the value of the JVC as a whole (and therefore without regard to the size of any relevant holding); and

(c)                                  making no allowances for any expenses that might be incurred in connection with the issue, sale or purchase of the Valuation Shares.

3.                                      The Valuation Experts shall act as experts and not as arbitrators. Each Valuation Expert will incorporate in a certificate (the Valuation Certificate) their respective calculations of the fair price of the Valuation Shares based on the criteria set out in this Schedule 10 (copies of which will be provided to the Shareholders and to the JVC). Such decision of the Valuation Experts shall be final and binding on the Shareholders (and JVC) and not subject to appeal to any court or tribunal on any basis whatsoever and the Shareholders and the Shareholders (and JVC) shall not challenge the Valuation Experts’ decisions in determining the Fair Price, in each case absent manifest error or failure by a Valuation Expert to prepare its calculation of the fair price of Valuation Shares in accordance with this Schedule 10. The Valuation Expert’s fees and expenses shall be borne by the JVC.

4.                                      Each Valuation Expert shall exercise its independent professional judgment in arriving at a determination of the fair price (which shall be expressed in US$) of any Valuation Shares by (i) assessing the historical and projected financial performance of the JVC, (ii) applying generally accepted methodologies for valuing JVC, including discounted cash flow analysis, comparisons with any similar companies whose shares are traded on any stock exchange and comparisons with any publicly disclosed sales of similar companies or significant pools of similar assets, and (iii) such other valuation methods as such Valuation Expert shall consider to be appropriate in the circumstances.

5.                                      Each Valuation Expert shall have access to all accounting records or other relevant documents of the JVC which it requests for the purposes of its determination, subject to any existing confidentiality provisions.

SCHEDULE 11

DEFINITIONS AND INTERPRETATION

1.                                      Definitions. In this Agreement, and in the Recitals and Schedules, the terms set out below shall (unless the context requires otherwise) have the following respective meanings:

Accounts means, in relation to any financial year of each BKAP Subsidiary, the audited balance sheet of each BKAP Subsidiary (and, where relevant, the audited consolidated balance sheet of each BKAP Subsidiary) and the audited profit and loss account of each BKAP Subsidiary (and, where relevant, the audited consolidated profit and loss account of each BKAP Subsidiary), in each case as at the Accounts Date in respect of that financial year, as included in the Data Room, together with any notes, reports, statements or documents included in or annexed or attached to them;

Accounts Date means 31 December;

Acceptance Period has the meaning given in clause 23.2;

Accounting Principles means the accounting principles and policies to be adopted by JVC which shall be consistent with US GAAP;

Acquirer has the meaning given to it in clause 25.1;

Affiliate shall mean, in relation to a person, any person which, directly or indirectly, Controls, is Controlled by or is under common Control with the relevant person;

Agreement shall mean this agreement;

Allocable Percentage has the meaning given in clause 9.1;

Ancillary Agreements means the Master Franchise and Development Agreement and the PRC Company Franchise Agreement;

Annual Opening Target has the meaning given in the Development Schedule;

Anti-Corruption Laws has the meaning given in clause 13.1;

Approvals has the meaning given in paragraph 3.1 of Part A of Schedule 1-B;

Asia Pacific Region means Australia, Bangladesh, Bhutan, Brunei, Burma/Myanmar, Cambodia, Fiji, Guam, Hong Kong, India, Indonesia, Japan, Kiribati, Laos, Macao, Malaysia, Maldives, Marshall Islands, Micronesia, Mongolia, Nauru, Nepal, New Zealand, North Korea, Pakistan, Palau, Papua New Guinea, the Philippines, PRC, Republic of China (Taiwan), Samoa, Singapore, Solomon Islands, South Korea, Sri Lanka Thailand, Timor-Leste, Tonga, Tuvalu, Vanuatu and Vietnam;

Auditors means the auditors of the JVC from time to time;

Authority shall mean any federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any administrative, judicial or arbitration court or panel, with jurisdiction over the applicable matter;

BK Beijing means BK (Beijing) Restaurant Management Co., Ltd;

BK China Business means the business of BKAP which consists of (i) indirectly held wholly owned PRC companies which own the restaurants listed in Part B of Schedule 1, (ii) 30% of the share capital of BK Guangzhou owned by HK Development, (iii) all franchise and development agreement with Existing Franchisees, and (iv) infrastructure, office space, equipment and systems in existence as at the date of Closing;

BK Guangzhou means BK (Guangzhou) Restaurant Co., Ltd;

BK Shanghai means Burger King (Shanghai) Restaurant Company, Ltd;

BK Shenzhen means BK Foods (Shenzhen) Ltd;

BKAP has the meaning given in the preamble;

BKAP Consideration Shares has the meaning given in clause 1.5;

BKAP C698 Claim has the meaning given in clause 19.2(c);

BKAP Subsidiaries means HK Development, BKHK and BK Shanghai, and BKAP Subsidiary means any of them;

BKC means Burger King Corporation.

BKHK means Burger King (Hong Kong) Ltd;

BKHK Shares means the 23,333,400 ordinary shares of HK$1 each in the capital of BKHK held by BKAP as at the date of this Agreement;

BKHK Transfer has the meaning given in clause 1.4;

BMIG means Beijing Mainstreets Investment Group Corporation;

BMIG Equity Interests means the 19% equity interests held by BMIG in each of BK Beijing and BK Shenzhen as at the date of this Agreement;

Board means the board of directors of the JVC;

BQIC means Beijing Qingweitang Investment Consulting Co. Ltd;

BQIC Equity Interests means the 25% equity interests held by BQIC in each of BK Beijing and BK Shenzhen as at the date of this Agreement;

Budget has the meaning given in clause 14.3(c);

Burger King Marks means the trademarks, service marks, trade names, trade dress, logos (including but not limited to the principal logo used by BKAP from time to time in respect of the Burger King System), slogans, designs and other commercial symbols and source- identifying indicia (and the goodwill associated therewith) used in the operation of the Restaurants and the Burger King System, whether registered, applied for or unregistered

Burger King Restaurant means a quick service or fast food restaurant operating under the

Burger King System and utilising the Burger King Marks. Burger King Restaurants may be (i) Free Standing Restaurants, (ii) In-Line Restaurants, (iii) Food Court Restaurants and (iv) BK® Grill Restaurants. In addition, Burger King Restaurants may include Direct-Owned

Restaurants and Franchised Restaurants (each of which are defined in the Master Franchise and Development Agreement);

Burger King System means the unique restaurant format and operating system developed by BKAP and/or its Affiliates for the development and operation of quick service or fast food restaurants, including proprietary designs and color schemes for restaurant buildings, equipment, layout and décor, proprietary menu and food preparation and service formats, uniform product and quality specifications, training programs, restaurant operations manuals, bookkeeping and report formats, marketing and advertising formats, promotional marketing items and procedures for inventory and management control, and also includes the Burger King Marks and all confidential information, other proprietary information, copyrights and other Intellectual Property Rights relating to the system, and modifications BKAP or any of its Affiliates may make to the system from time to time;

Business Arrangements has the meaning given in clause 17.3(e);

Business Day means a day, other than a Saturday or Sunday or any public holiday in Hong Kong, Istanbul, New York or Miami, on which banks generally are open in Hong Kong, Istanbul, New York and Miami for general commercial business;

Buyer(s) has the meaning given in paragraph 2(a) of Schedule 9;

BZET Beijing Zhongbeineng Energy Technology Co. Ltd.;

BZET Equity Interests means the 26% equity interests held by BZET in each of BK Beijing and BK Shenzhen as at the date of this Agreement;

Chairman means the chairman from time to time of the Board;

Change of Control means any event whatsoever that results in either (i) KRD Kurdoğlu, Cartesian and their respective Affiliates, collectively, ceasing to own (directly or indirectly) more than 50% of the outstanding equity securities of the Investor (from an economic and voting perspective), or (ii) KRD Kurdoğlu, Cartesian and (to the extent relevant) their respective Affiliates ceasing to be able to appoint (directly or indirectly) a majority of the directors of the Investor

Circular 698 Returns has the meaning given to it in clause 19.2(a);

Claim means any claim, lawsuit, litigation, dispute, arbitration or mediation or any other proceeding before a judicial, administrative or arbitration court or panel;

Closing means closing of the establishment of the JVC in accordance with clause 4 and ;

Closing Conditions has the meaning given to it in clause 3.5;

Closing Date means the day on which Closing takes place pursuant to clause 4;

company means any body corporate, wherever incorporated;

Competitor means any person who owns or operates any type of Fast Food Burger Restaurant anywhere in the world, or any Affiliate of such person (excluding Burger King Restaurants). For the purposes of this definition, the term Competitor shall also include (i) any director or officer of such person or Affiliate, (ii) any entity with respect to which such person or Affiliate has the right to appoint a member of the management or supervisory or advisory body or a member of senior management, either through the direct or indirect ownership of equity interests, a contractual arrangement with one or more equity holders or otherwise, (iii) any entity by means of which, upon such entity becoming a shareholder of JVC, such person or Affiliate would have the right to receive Confidential Information of the JVC, or a right to audit the books and records of the JVC (unless such person has executed the Deed of Adherence) and (iv) any immediate family member, spouse or ex-spouse of such person (or any Affiliate of any of the foregoing);

Completion in respect of an Equity Transfer means the closing or completion of the Equity Transfer as contemplated by the relevant ETA(s), which results in the direct or indirect transfer of full legal and beneficial ownership, free of any Third Party Interest, of the relevant Mainstreets Equity Interest or ITG Equity Interest to HK Development and Completed shall be construed accordingly;

Compliance Breach has the meaning given in clause 13.6;

Compliance Notice has the meaning given in clause 13.6;

Confidential Information has the meaning given in clause 18.2;

Consent has the meaning given to it in paragraph 2(b) of Schedule 10;

Control means the ownership, whether by ownership of securities, contract, proxy or otherwise, of shareholding or contractual rights of a person that (i) assures the majority of the votes in the resolutions of such person, or (ii) the power to appoint the majority of the managers or directors of such person, or (iii) the power to direct or cause the direction of the management or policies of such person, and the related terms Controlled by, Controlling or under common Control with shall be read accordingly;

Damages has the meaning given in clause 6.5(a);

Data Room has the meaning given to it in clause 6.5(f);

Development Rights shall have the meaning given to it in the Master Franchise and Development Agreement;

Development Schedule shall have the meaning given to it in clause 1.7;

Directors means the JVC’s directors;

Disclosure Schedule means the disclosure against the representation and warranties set forth in Schedule 1-B and delivered to the Investor on the date of this Agreement;

Dispute has the meaning given in clause 41.1;

Due Diligence CD means a CD or set of CDs which is attached hereto as Schedule 10 and is signed for identification purposes by the Investor or advisors to the Investor containing only those documents reviewed by the Investor and its representatives in connection with the Due Diligence

Due Diligence Information has the meaning given in clause 6.5(f);

Ecosystem means the group of Affiliates of the Kurdoğlu Family comprising the following entities: (i) TAB Gida; (ii) Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Gebze Trade Registry under no. 3513 and with its registered office at Tavşanlı Köyü, Kömürcüoğlu Caddesi, No: 7-11, Gebze, Kocaeli, Turkey; (iii) Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş., a joint stock company formed under the laws of Turkey,  registered with the Istanbul Trade Registry under no. 620407 and with its registered office at Emirhan Caddesi, Ata Kule, No: 109, K:16, Istanbul, Turkey; and (iv) Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Istanbul Trade Registry under no. 3513 and with its registered office at Kömürcüoğlu Caddesi Taşocakları Mevkii No:11 Tavşanlı Köyü Gebze Kocaeli, Turkey.;

Enforcement Costs has the meaning given in clause 9.1;

Enforcement Costs Limit has the meaning given in clause 9.1;

Environment means (i) all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface or ground water, water in pipes, drainage or sewerage systems) and/or land and (ii) any living organisms (including human beings) or systems supported by all or any of those media;

Environmental Laws means all or any international, national, provincial or local Laws, regulations, rules, guidelines, treaties, directives, decisions, decrees, orders, judgments, awards, directions, standards, authorizations, permits and similar requirements relating to Environmental Matters (including without limitation clean-up standards and practices for Hazardous Substances in buildings, equipment, soil, sub-soil, air, surface water or groundwater), together with any judicial or administrative interpretations of each of the foregoing;

Environmental Matters means all or any matters relating to the pollution or protection of the Environment, the use, storage, handling or disposal of Hazardous Substances, human health and safety (including health and safety of employees, occupiers and invitees, food safety and fire safety) and matters relating to the construction, demolition, alteration or use of buildings or land to the extent that they relate to any of the foregoing;

Equity Proportions means the respective proportions in which the Shares are held from time to time by each of the Shareholders save that, if the expression Equity Proportion is used in the context of some (but not all) of the Shareholders, it shall mean the respective proportions in which Shares are held by each of those particular Shareholders;

Equity Transfers means the direct or indirect acquisition by, and transfer to, HK Development of all of the Mainstreets Equity Interests on terms as determined by BKAP in its sole discretion and Equity Transfer shall be construed accordingly;

ETAs means the binding sale and purchase agreements in respect of the Equity Transfers and ETA shall be construed accordingly;

Exclusivity Milestones has the meaning given in the Development Schedule;

Existing Restaurants (save where used in The Disclosure Schedule) means the 45 Burger King Restaurants throughout China operated by the PRC Subsidiaries on the date of this Agreement;

Fair Price means an amount determined in accordance with Schedule 10;

Fast Food Burger Restaurant means any restaurant which (i) has burgers or burger based products, which account for 15% or more of total menu items or total gross sales, and (ii) which does not offer table service as the principal method of ordering or food delivery;

FCPA means the Foreign Corrupt Practices Act of 1977, as amended;

Financial Year means a financial period of the JVC (commencing, other than in the case of its initial financial period, on 1 January and ending on 31 December);

First Investor Cash Contribution has the meaning given to it in clause 2.1;

Fundamental Representations means, collectively, the representations and warranties set forth in the following provisions or in any certificate delivered hereunder with respect to any such representations and warranties:

(i) clauses 6.1(a), 6.1(b), 6.1(c), 6.2(a), 6.2(c); and

(ii) Section 1.1 of Part A to Schedule 1-B; and

(iii) Part B to Schedule 1-B.

Funding Deadline has the meaning given in clause 2.3(a);

Group means, in relation to a Party, that person and its Affiliates for the time being;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority;

Hazardous Substance means any pollutant, contaminant, toxic or dangerous substance or other material or substance, including waste, which, alone or in combination with other substances, causes or may cause harm or damage to the Environment or detriment to the health and safety of any person including, for the avoidance of doubt, asbestos or asbestos containing materials, energy radiation, radioactive substances, and electromagnetic fields;

HK Development means BK (Hong Kong) Development Co., Ltd;

HK Development Share means an ordinary share of US$1 each in the capital of shares in HK Development;

HK Development Transfer has the meaning given in clause 1.5;

Holding Company means, in relation to a company, any company of which the latter is a Subsidiary;

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China;

Intellectual Property Rights means patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registration and applications for registration;

Intra-Group Transfer has the meaning given in clause 22.1(a);

Investor has the meaning given in the preamble;

Investor Cash Contributions means, collectively, the First Investor Cash Contribution and the Subsequent Investor Cash Contributions;

Investor Shares has the meaning given in clause 2.1;

ITG means Xiamen ITG Group Corporation Ltd. or any of its Affiliates;

ITG Equity Interest means the 70% equity interest in BK Guangzhou held by ITG as at the date of this Agreement;

JV Debt has the meaning given in clause 10.3;

JVC means a company incorporated in Cayman Islands established in accordance with this Agreement;

JVC Account has the meaning given in clause 2.6;

JVC Deed of Adherence means a deed in the form set out in Part A of Schedule 7;

JVC Group means JVC, HK Development, BKHK, the PRC Subsidiaries and any other Subsidiary of the JVC established from time to time after Closing;

Key Employee has the meaning given in paragraph 1 of Part E of Schedule 1-B;

Knowledge has the meaning given in clause 6.1, for the purposes of clause 6;

Kurdoğlu Family means Erhan Kurdoglu, Korhan Kurdoglu, Tuna Kurdoglu and Ertuğrul Kurdoglu;

Law means any laws, rules, statutes, decrees, regulations, circulars, ordinances or orders, including all applicable public, environmental, and competition laws and regulations; and any administrative decisions, judgments and other pronouncements enacted, issued promulgated, enforced or entered by any Authority;

Last Accounts means, in relation to each BKAP Subsidiary, the Accounts of such BKAP Subsidiary in respect of its financial year ended on the Last Accounts Date;

Last Accounts Date means, (a) with respect to either of BKHK and HK Development, 31 December 2010 and (b) with respect to BK Shanghai, 31 December 2011;

Leasehold Property has the meaning given in paragraph 1 of Part C of Schedule 1-B;

Listing has the meaning given in clause 17.1;

Listing Notice has the meaning given in clause 17.2;

Longstop Date has the meaning given in clause 4.4;

Losses means all losses, claims, costs (including reasonable legal costs) and damages (including loss of profits) and expenses (including Taxes), penalties and interest charges, in each case of any nature whatsoever, but shall exclude incidental or consequential losses or otherwise losses of an indirect nature not reasonably foreseeable by the Parties at the time of execution of this Agreement;

Mainstreets Development Rights means the rights granted under the Development Agreements between BK Shanghai on the one side and BK Beijing and BK Shenzhen on the other, as set out in Schedule 4.

Mainstreets Equity Interests means the BMIG Equity Interests, the BQIC Equity Interests and the BZET Equity Interests and a Mainstreets Equity Interest means any of these;

Mainstreets Parties means any and all of BMIG, BZET and BQIC;

Management Accounts means the unaudited monthly management accounts of each BKAP Subsidiary for the period commencing on the Last Accounts Date and ending on the Management Accounts Date, each in the form contained in the Data Room;

Management Accounts Date means (a) with respect to either of BKHK and HK Development, 31 December 2011 and (b) with respect to BK Shanghai, 31 December 2011;

Master Franchise and Development Agreement means a master franchise and development agreement in the form set out in Schedule 2;

Material Adverse Change means any event, circumstance, effect, occurrence or state of affairs or any combination thereof (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) which is materially adverse to the business, operations, assets, liabilities (including contingent liabilities) financial condition or prospects of the BK China Business as a whole;

Memorandum and Articles means JVC’s memorandum and articles of association as amended from time to time;

New Party Deed of Adherence means a deed in the form set out in Part B of Schedule 7;

Non-Transferring Shareholder(s) has the meaning given in clause 23.1;

Notice of Dispute has the meaning given in clause 41.1;

Offer has the meaning given in clause 23.1;

Ordinary Shares means the ordinary shares of US$0.0001 each in the capital of the JVC having the rights set out in the Memorandum and Articles;

Parties means the Investor and BKAP and any other person who at the relevant time is a party to, or has agreed (by executing a deed of adherence on the terms as set out in this Agreement) to be bound by, this Agreement and Party means any one of them;

PRC means the People’s Republic of China, excluding Hong Kong, Taiwan and the Special Administrative Region of Macau;

PRC Company Franchise Agreement has the meaning given to it in the Master Franchise and Development Agreement;

PRC Joint Ventures means each of BK Beijing, BK Shenzhen, BK Guangzhou and PRC Joint Venture any of them;

PRC Subsidiaries means each of the PRC Joint Ventures and BK Shanghai, and PRC Subsidiary means any of them;

Proportionate Entitlement has the meaning given in clause 23.1(a);

PT has the meaning given in the preamble;

PTP has the meaning given in the preamble;

Purchase Notice has the meaning given in clause 23.2;

Redeemable Shares means any Ordinary Shares which by their terms of issue are redeemable by the JVC;

Reference Date has the meaning given in clause 23.1(e);

Regulatory Action means any order of a court of competent jurisdiction, any order, decision or conclusive view made, given or expressed by a competent supranational, government or regulatory authority or agency or an enactment of a legislative body which: (i) materially prohibits or restricts Closing of the transactions contemplated by this Agreement or requires it to be delayed beyond the date referred to in clause 4 or (ii) after Closing would materially prohibit or restrict the carrying on of the business of the JVC Group as contemplated by this Agreement;

Relevant Notice has the meaning given in paragraph 2(c) of Schedule 9;

Relevant Sale Securities has the meaning given in clause 23.1(a);

Reserved Matters means those matters set out in clause 22.112.1;

ROFR Longstop Event has the meaning given in clause 23.8;

Sale Price has the meaning given in clause 23.1(b);

Sale Proportion has the meaning given in paragraph 2(d) of Schedule 9;

Second Exclusivity Milestone has the meaning given in the Development Schedule;

Second Investor Cash Contribution has the meaning given in Part B of Schedule 5;

Seller has the meaning given in paragraph 2(e) of Schedule 9;

Seller’s Securities has the meaning given in paragraph 2(f) of Schedule 9;

Shareholders means those parties to this Agreement which at the relevant time hold Shares (and Shareholder means any one of them), including any person to whom Shares have been transferred or issued and who has agreed to be bound by this Agreement by executing a deed of adherence on the terms as set out in this Agreement;

Shares means Ordinary Shares and Redeemable Shares;

Sponsor has the meaning given in clause 17.3;

Subsequent Investor Cash Contribution shall have the meaning given in clause 2.2

Subsidiary means, with respect to any party, any corporation, partnership, trust, limited liability company or other business enterprise or organisation which such party (or another Subsidiary of such party) Controls ;

Surviving Provisions means clause 18 (Confidentiality), clause 20  (Non-Competition),  clause 32 (Waiver of Rights), clause 34 (Invalidity), clause 35 (No Partnership or Agency), clause 36 (Announcements) clause 37 (Costs), clause 38 (Whole Agreement), clause 40 (Notices), clause 41 (Settlement of Disputes) clause 43 (No Third Party Enforcement Rights), clause 43 (Governing Law) and Schedule 11;

TAB Gida means TAB Gıda Sanayi Ve Ticaret A.Ş. together with its successors and assigns.

Tag-Along Pro Rata Shares has the meaning given in clause 24.1;

Taxes means all taxes, charges, duties, fees, levies, contributions or other assessments, including income, excise, property, sales, value added, profits, licence, withholding (with respect to employment compensation or otherwise) payroll, employment, network, capital gains, transfer, stamp, environmental, occupation and franchise taxes imposed by any governmental authority, and including any interest, penalties and additions attributable thereto, further including any employees social security contributions, and Tax shall be construed accordingly;

Tax Returns means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws relating to any Taxes.

Territory means the de jure boundaries of the PRC;

Third Investor Cash Contribution has the meaning given in Part B of Schedule 5;

Third Party Purchaser has the meaning given in clause 23.1;

Third Party Rights means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Transaction means the transaction contemplated by this Agreement;

Transaction Documents means this Agreement, the Master Franchise and Development Agreement and the PRC Company Franchise Agreement, and Transaction Document means any one of them;

Transfer means any transfer, pledge, charge, disposition of or otherwise dealing with any right or interest in any Share (including the grant of any option over any Share);

Transfer Notice has the meaning given in clause 23.1;

Transfer Offer Terms has the meaning given in clause 23.1(d);

Transferor has the meaning given in clause 23.1;

Ultimate Holding Company means a Holding Company which is not a Subsidiary;

Valuation Certificate has the meaning given in paragraph 3 of Schedule 10;

Valuation Experts has the meaning given in paragraph 1 of Schedule 10;

Valuation Shares has the meaning given in paragraph 1 of Schedule 10;

Warranty Claim has the meaning given in clause 6.5(a);

Wholly-Owned Subsidiary of HK Development means a PRC Joint Venture in respect of which all of the Equity Transfers contemplated under this Agreement have been Completed and upon which such PRC Joint Venture has become a wholly-owned subsidiary of HK Development; and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2.                                      Interpretation.  In this Agreement, unless the context otherwise requires:

(a)                                 headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)                                 references to an English legal term or concept shall, in respect of any jurisdiction other than Hong Kong, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)                                  references to HKD are references to the lawful currency from time to time of Hong Kong SAR;

(d)                                 references to US$ are references to the lawful currency from time to time of the United States of America;

(e)                                  any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(f)                                   any reference to a document in the agreed form is to the form of that document as initialled for the purpose of identification by or on behalf of the parties (in each case with such amendments as may be agreed by them or on their behalf);

(g)                                  references to statutory provisions shall (where the context so admits and unless otherwise expressly provided) be construed as references to those provisions as amended, consolidated, extended or re-enacted from time to time (whether before or after the date of this Agreement);

(h)                                 where a term is stated to have the meaning ascribed to it in the Articles, the reference shall be to the Articles as amended from time to time in accordance with the terms of this Agreement;

(i)                                     references to persons shall be deemed to include references to natural persons, to firms, to partnerships, to bodies corporate, to associations, to organisations and to trusts (in each case whether or not having separate legal personality), but references to individuals shall be deemed to be references to natural persons only;

(j)                                    references to clauses, schedules and exhibits are references to clauses, schedules and exhibits of this Agreement;

(k)                                 references to paragraphs are, unless otherwise expressly provided, references to paragraphs of the clause or schedule in which the references appear;

(l)                                     references to the parties include their respective successors in title, permitted assignees, estates and legal personal representatives; and

(m)                             words defined in the Articles but not herein defined shall have the same meaning as in the Articles.

3.                                      The schedules and exhibits shall be deemed to be incorporated in this Agreement.

4.                                      Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

5.                                      Whenever the last day for the exercise of any right or the discharge of any obligation hereunder shall fall upon a day that is not a Business Day, the party having such right or obligation may exercise such right or obligation on the next succeeding day which is a Business Day.

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:
for and on behalf of	)
Pangaea Foods, SPC	)	NAME:
for the account of
Pangaea Foods (China), SP

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SIGNED	)	SIGNATURE:	/s/ Elias Dias Sese
for and on behalf of	)
BK ASIAPAC, PTE. LTD	)	NAME:	Elias Dias Sese
)
	)	TITLE:	President, APAC

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SIGNED	PANGAEA TWO, LP
for and on behalf of
PT	BY:	PANGAEA TWO GP, LP
	Its:	General Partner

	By:	Pangaea Two Admin GP, LLC
	Its:	General Partner
	By:	/s/ Peter Yu

		Name:	Peter Yu
		Title:	President

SIGNED	PANGAEA TWO PARALLEL, LP
for and on behalf of
PTP	BY:	PANGAEA TWO GP, LP
	Its:	General Partner

	By:	Pangaea Two Admin GP, LLC
	Its:	General Partner
	By:	/s/ Peter Yu

		Name:	Peter Yu
		Title:	President

81

SIGNED	)	SIGNATURE:	/s/ Erhan Kurdoğlu
for and on behalf of	)
KRD Kurdoğlu	)
Gıda Sanayi ve Ticaret A.Ş	)	NAME:	Erhan Kurdoğlu

)	SIGNATURE:	/s/ Korhan Kurdoğlu
)
)
)	NAME:	Korhan Kurdoğlu

82